SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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WEYERHAEUSER COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF THE 2012

ANNUAL MEETING

AND THE 2012

PROXY STATEMENT

    WEYERHAEUSER COMPANY

DEAR SHAREHOLDER:

I am pleased to invite you to attend your company’s annual meeting of shareholders at 9:00 a.m., Thursday, April 12, 2012, at the Corporate Headquarters Building, 33663 Weyerhaeuser Way South, Federal Way, Washington. A map and directions to the building are on the back cover.

A notice of the annual meeting and the proxy statement follow. Your vote is important. Whether or not you plan to attend the annual meeting in person, I urge you to vote your shares by telephone, the internet, smartphone, tablet or other Web-connected mobile device or by signing, dating and returning the enclosed proxy card promptly.

Sincerely,

Charles R. Williamson

Chairman of the Board

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

Meeting Date:	April 12, 2012
Meeting Time:	9:00 a.m. PDT
Location:	Weyerhaeuser Company Corporate Headquarters Building 33663 Weyerhaeuser Way South Federal Way, Washington 98003

Record Date:	February 17, 2012

Agenda

The Company’s Annual Meeting of Shareholders will be held April 12, 2012 to:

•	elect seven directors;
•	approve, on an advisory basis, the compensation of the named executive officers;
•	approve, on an advisory basis, the appointment of auditors; and
•	transact any other business that may be properly brought before the annual meeting.

Admission

All shareholders are invited to attend the annual meeting. You will need an admission ticket or proof of ownership of Weyerhaeuser common stock, as well as a form of personal photo identification, to be admitted to the annual meeting.

The annual meeting will be held at the Weyerhaeuser Company Corporate Headquarters Building in Federal Way, Washington. Seating will be limited and on a first come basis. Please refer to page 3 of this Proxy Statement for information about attending the meeting.

Voting

Shareholders owning Weyerhaeuser common stock on the Record Date, or their legal proxy holders, are entitled to vote at the annual meeting. For information on how to vote your shares, please refer to the instructions on the enclosed proxy card or review the section titled “Proxy and Voting Information” on pages 2 and 3 of this Proxy Statement.

This Proxy Statement, form of proxy and Weyerhaeuser Company 2011 Annual Report are being distributed to shareholders on or about March 9, 2012.

The 2011 Annual Report and this Proxy Statement can be viewed at http://bnymellon.mobular.net/bnymellon/wy in accordance with Securities and Exchange Commission rules.

Claire S. Grace

Vice President and Corporate Secretary

Federal Way, Washington

2012 PROXY STATEMENT

WEYERHAEUSER COMPANY

P.O. Box 9777

Federal Way, Washington 98063-9777

(253) 924-2345

March 9, 2012

PROXY AND VOTING INFORMATION

Weyerhaeuser Company (the “Company”) will hold its annual meeting of shareholders at its Corporate Headquarters Building, Federal Way Washington on Thursday, April 12, 2012 at 9 a.m. to consider the items on the attached notice of shareholder meeting. All items on the attached notice are more fully described in this proxy statement.

The only securities eligible to vote at the annual meeting are the Company’s common shares. Proxy cards are enclosed for shareholders who hold common shares.

Only shareholders of record at the close of business on February 17, 2012 will be eligible to vote at the annual meeting. On that date, 536,784,992 common shares were outstanding. Each common share entitles the holder to one vote at the annual meeting. The enclosed form of proxy is solicited by the board of directors of the Company. A proxy may be revoked by notice in writing to the Corporate Secretary at any time before it is voted. If not revoked, the proxy will be voted as directed by the shareholder.

Under Washington law, shareholders may act at a meeting only if a quorum exist with respect to that action. A majority of the common stock entitled to vote at the Annual Meeting, present either in person or by proxy, will constitute a quorum. Shareholders who abstain from voting on any or all proposals will be included in the number of shareholders present at the meeting for purposes of determining the presence of a quorum. Under Washington law and the Company’s Articles of Incorporation, if a quorum is present at the meeting:

•	the seven nominees for election as directors will be elected to the board of directors if the votes cast for each nominee exceed the votes cast against the nominee;
•

management’s proposal to approve the compensation of the named executive officers as disclosed in the proxy statement will be approved if the votes cast in favor of the proposal exceeds the votes cast against the proposal.

It is important to understand that your decision to vote for or against a proposal, to withhold your vote or to send in a proxy card on which you have left the direction blank may have a different effect depending on the vote needed to approve a matter.

In the election of directors and management’s proposal regarding executive compensation, certain shares present at the meeting are counted as not voted and do not affect the matter being considered. These include any shares represented by ballots:

•	marked as abstaining,
•	left blank or
•	marked withheld.

It is important to understand that if you hold your shares through a broker, you must give your broker specific instructions on how to vote your shares or they will not be counted as votes cast on the matters being considered at the meeting and they will not affect the outcome of those votes.

If your shares are held in street name on your behalf (you own shares in the name of a bank, broker or other holder of record), the broker or other registered holder must receive explicit voting instructions from you to be able to vote on the election of directors and on management’s proposal regarding executive compensation. Brokers do not have discretion to vote on these matters unless the beneficial owner of the shares has given explicit voting instructions. Consequently, if you do not give your broker explicit instructions, your shares will not be voted on these matters.

The Company’s annual report to shareholders for 2011 is being mailed with this proxy statement to shareholders entitled to vote at the 2012 annual meeting.

VOTING INFORMATION

You may vote your shares in one of several ways, depending upon how you own your shares.

Shareholders of record (you own shares in your own name) can vote by telephone, on the Internet or by mail as described below. Street name shareholders (you own shares in the name of a bank, broker or other holder of record) should refer to the proxy form or the information you receive from the record holder to see which voting methods are available to you.

•	Voting by Telephone. Call the toll-free number listed on the proxy card and follow the instructions. You will need to have your proxy card with you when you call.
•	Voting on the Internet. Go to www.proxyvoting.com/wy and follow the instructions. You will need to have your proxy card with you when you link to the web site.
•

Voting by smartphone, tablet or other Web-connected mobile device. Go to www.proxyvoting.com/wy and follow the instructions. You will need to have your proxy card with you when you link to the web site.

•	Voting by Mail. Complete, sign, date and return the enclosed proxy card or voting instruction card in the envelope provided.
•

Voting at the annual meeting. If you decide to attend the meeting and vote in person, you may deposit your proxy card in the ballot box at the registration desk at the annual meeting or you may complete a ballot that will be distributed at the meeting.

If you are a street name shareholder, you must obtain a proxy, executed in your favor, from your broker or the holder of record to be able to vote at the annual meeting.

INFORMATION ABOUT THE MEETING

Attendance at the annual meeting is limited to shareholders. The meeting will be held at Weyerhaeuser’s Corporate Headquarters Building,

33663 Weyerhaeuser Way South, Federal Way, Washington.

If you are a shareholder of record, an admission ticket is attached to your proxy card. You must present this admission ticket at the registration desk to be allowed into the annual meeting. If you plan to attend the annual meeting, please vote your proxy, but keep the admission ticket and bring it to the annual meeting along with photo identification. If you arrive at the meeting without your admission ticket, we will admit you only if you have photo identification and we are able to verify that you are a shareholder of record.

If you are a street name shareholder and you plan to attend the annual meeting, you must present proof of your ownership of Weyerhaeuser common shares as of the record date, February 17, 2012. Acceptable proof would be an original bank or brokerage account statement as of that date. You also must present photo identification to be admitted. If you arrive at the meeting without proof of your ownership of common shares as of the record date, you will not be admitted to the meeting.

If you are a street name shareholder and intend to designate a proxy holder, the designee must present:

•	your original signed form of proxy;
•	proof of your ownership of common shares (such as a bank or brokerage statement) as of the record date, February 17, 2012; and
•	photo identification.

If we cannot verify that you are a shareholder, your designee will not be admitted to the meeting.

If you are hearing impaired or require other special accommodations due to disability, please contact the Corporate Secretary prior to the meeting to indicate the accommodations that you will need.

No banners, placards, signs, literature for distribution, cameras, recording equipment, electronic devices, including cell phones, large bags, briefcases or packages will be permitted in the annual meeting.

INCORPORATION BY REFERENCE

We “incorporate by reference” into this proxy statement information that we file with the SEC.

This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be an important part of this proxy statement. The Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (except for information in this document that is deemed not to be filed) is incorporated by reference.

This proxy statement incorporates important business and financial information about the Company from other documents that are not included in or delivered with this document. The information relating to us contained in this proxy statement is not complete and should be read together with the information contained in the documents incorporated by reference. To receive a copy of any of the documents incorporated by reference in this proxy statement, other than exhibits unless they are specifically incorporated by reference in this proxy statement, call or write to our Vice President of Investor Relations at Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777, telephone (253) 924-2058. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public at the SEC’s web site at http://www.sec.gov.

ITEM 1. ELECTION OF DIRECTORS

Previously, the Company’s Articles of Incorporation provided that the directors of the Company are classified into three classes and that each class should be as nearly equal in number as possible. At the annual shareholders’ meeting held in 2010, shareholder approved an amendment to the Articles of Incorporation to declassify the board. Consequently, directors elected at this meeting will be elected for only one year and, beginning in 2013, all directors will be elected every year. The board of directors is authorized to fix the number of directors within the range of 9 to 13 members, and has fixed the number at 10. The seven persons identified below are nominated to be elected at the 2012 annual meeting for one-year terms expiring at the 2013 annual meeting. All of the nominees currently are directors of the Company elected by the shareholders.

Unless a shareholder instructs otherwise on the proxy card, it is intended that the shares represented by properly signed proxies in the accompanying form will be voted for the persons nominated by the board of directors. The board of directors anticipates that the listed nominees will be able to serve, but if at the time of the meeting any nominee is unable or unwilling to serve, the proxy holders may vote such shares at their discretion for a substitute nominee.

The biography of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Governance and Corporate Responsibility Committee and the board to determine that the person should serve as a director for the Company beginning in 2012.

NOMINEES FOR ELECTION

TERMS EXPIRES IN 2013

Debra A. Cafaro, 54, a director of the Company since February 2007, has been chairman, president and chief executive officer of Ventas, Inc. (health care real estate investment trust) since 2003. She was its president and chief executive officer from 1999 when she joined the company until 2003, and has been a director of the company since 1999. She served as president and director of Ambassador Apartments, Inc. (real estate investment trust) from 1997 until 1998 when it merged with AIMCO. She was a director of GGP, Inc. (real estate investment trust) from March 2010 to November 2010. She is former chair of NAREIT (National Association of Real Estate Investment Trusts) and a director of the Real Estate Roundtable, World Business Chicago (not-for-profit economic development corporation) and a Trustee of the Ravinia Festival Association in Chicago. She has extensive REIT executive experience, with strong skills in real estate and corporate finance, strategic planning and public company executive compensation.

Mark A. Emmert, 59, a director of the Company since June 2008, has been the president of the National Collegiate Athletic Association since October 2010. He served as president of the University of Washington in Seattle, Washington, from 2004 to 2010; as chancellor of Louisiana State University from 1999 to 2004 and chancellor and provost of the University of Connecticut from 1994 to 1999. Prior to 1994, he was provost and vice president for Academic Affairs at Montana State University and held faculty and administrative positions at the University of Colorado. He also is a director of Expeditors International of Washington, Inc. and Omnicare, Inc. He is a Life Member of the Council on Foreign Relations and is a Fellow of the National Academy of Public Administration. He has also been a Fullbright Fellow, a Fellow of the American Council on Education and served on many non-profit boards. He is an experienced leader of major organizations, with strong skills in government and international relations, and strategic planning.

Daniel S. Fulton, 63, was elected chief executive officer and a member of the board of directors in April 2008. He has been president of Weyerhaeuser Company since January 2008. From May 2001 until March 2008 he was president and chief executive officer of Weyerhaeuser Real Estate Company, a wholly owned subsidiary of Weyerhaeuser Company. In January 2004 he was named to Weyerhaeuser Company’s senior management team. Mr. Fulton is the chair of the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University. He is on the board of numerous industry associations, including NAFO (National Association of Forest Owners), SFI (the Sustainable Forestry Initiative), NCASI (National Council for Air and Stream Improvement), and NAREIT (National Association of Real Estate Investment Trusts). He is vice chair of the Washington Roundtable, and a member of the Business Roundtable. He is a member of the Advisory Board for the Foster School of Business at the University of Washington, and a member of the Board of the United Way of King County. He has a strong executive background in real estate and corporate finance, with extensive experience managing capital intensive operations, international operations and strategic planning.

John I. Kieckhefer, 67, a director of the Company since 1990, has been president of Kieckhefer Associates, Inc. (investment and trust management) since 1989, and was senior vice president prior to that time. He has been engaged in commercial cattle operations since 1967 and is a trustee of J.W. Kieckhefer Foundation, an Arizona charitable trust. He has a strong background in business and finance, with extensive experience in public company executive compensation.

Wayne W. Murdy, 67, a director of the Company since January 2009, held various management positions with Newmont Mining Corporation (international mining) from 1992 until his retirement in 2007, including Chairman of the Board from 2002 to December 2007 and Chief Executive Officer from 2001 to June 2007. Before joining Newmont Mining, Mr. Murdy spent 15 years serving in senior financial positions in the oil and gas industry, including positions with Apache Corporation and Getty Oil Company. He also is a director of BHP Billiton Limited and BHP Billiton Plc. He is a trustee of the Denver Art Museum and The Papal Foundation, a member of the Advisory Councils for the College of Engineering at the University of Notre Dame and the Daniels Business School at the University of Denver. He has extensive executive experience in leading natural resources companies and managing capital-intensive industry operations, with strong skills in corporate finance and accounting, international operations, strategic planning and public company executive compensation.

Nicole W. Piasecki, 49, a director of the Company since 2003, is executive vice president Business Development and Strategic Integration for Boeing Commercial Airlines. Previously, she served as president of Boeing Japan from 2006 to 2010, executive vice president of Business Strategy & Marketing for Boeing Commercial Airplanes, The Boeing Company, from 2003 to 2006; was vice president of Commercial Airplanes Sales, Leasing Companies from 2000 until January 2003; and served in various positions in engineering, sales, marketing, and business strategy for the Commercial Aircraft Group from 1991. She is a Director on the Seattle Branch Board of Directors for the Federal Reserve Bank, Trustee of Seattle University in Seattle, Washington, and a former member of the Board of Governors, Tokyo, of the American Chamber of Commerce of Japan, and the Federal Aviation’s Management Advisory Council. She has extensive executive experience in capital intensive industries, sales and marketing, strategic planning and international operations and relations.

Charles R. Williamson, 63, a director of the company since October 2004 and chairman of the Board since April 2009, was the executive vice president of Chevron Corporation (international oil company) from August, 2005 until his retirement on December 1, 2005. He was chairman and chief executive officer of Unocal Corporation (oil and natural gas) until its acquisition by Chevron Corporation in 2005. He served as Unocal Corporation’s executive vice president, International Energy Operations, from 1999 to 2000; group vice president, Asia Operations, from 1998 to 1999; group vice president, International Operations from 1996 to 1997; and held numerous management jobs including positions in the United Kingdom, Thailand and the Netherlands after joining Unocal in 1977. He was a director of Unocal Corporation and former Chairman of the US-ASEAN Business Council. He is also a director and chairman of the board of Talisman Energy Inc. and a director of PACCAR Inc. He has extensive executive experience in corporate finance, management of capital intensive operations, development of natural resources, technology, international operations, strategic planning and public company executive compensation.

CONTINUING DIRECTORS

TERMS EXPIRES IN 2013

Richard H. Sinkfield, 69, a director of the Company since 1993, is a senior partner in the law firm of Rogers & Hardin in Atlanta, Georgia, and has been a partner in the firm since 1976. He is a Trustee of Vanderbilt University and a member of the Advisory Board of the Georgia Appleseed Center for Law and Justice. He was a director of United Auto Group, Inc. (automobile retailer) from 1993 to 1999 and its executive vice president and chief administrative officer from 1997 to 1999. He was a director of Central Parking Corporation from 2000 to February 2005. He is a former director of the Metropolitan Atlanta Community Foundation, Inc. and the Atlanta College of Art, a former member of the executive board of the Atlanta Area Council of the Boy Scouts of America; and was a member of the board of governors of the State Bar of Georgia from 1990 to 1998. He has extensive experience in corporate and securities laws and corporate governance matters.

D. Michael Steuert, 63, a director of the Company since October 2004, has been senior vice president and chief financial officer for Fluor Corporation (engineering and construction) since 2001. He served as senior vice president and chief financial officer at Litton Industries Inc. (defense electronics, ship construction and electronic technologies) from 1999 to 2001 and as a senior officer and chief financial officer of GenCorp Inc. (aerospace, propulsion systems, vehicle sealing systems, chemicals and real estate) from 1990 to 1999. He also serves as Trustee of Prologis and was formerly a member of the National Financial Executives Institute and the Carnegie Mellon Council on finance. He has extensive executive experience in corporate finance and accounting, managing capital intensive industry operations, natural resources development and strategic planning.

Kim Williams, 56, a director of the Company since October 2006, was senior vice president and associate director of global industry research for Wellington Management Company LLP (investment management) from 2001 to 2005, was elected a partner effective January 1995 and held various management positions with Wellington from 1986 to 2001. Prior to joining Wellington, she served as vice president, industry analyst for Loomis, Sayles & Co., Inc (investment management) from 1982 to 1986. She is also a director of E.W. Scripps Company, MicroVest and Xcel Energy Inc. She is a member of the Overseer Committee of Brigham and Women’s Hospital in Boston, Massachusetts and a Trustee of Concord Academy, Concord, Massachusetts. She has extensive experience in corporate finance, strategic planning and international operations.

BOARD OF DIRECTORS AND COMMITTEE INFORMATION

DIRECTOR INDEPENDENCE; BOARD OPERATION AND LEADERSHIP

The board of directors of the Company has determined that each of the Company’s directors, with the exception of the Company’s chief executive officer, is independent within the meaning of the listing requirements established by the New York Stock Exchange. The independent directors meet during every board meeting in separate executive session without members of Company management present. The chairman of the board, who is an independent director, presides over these meetings.

The board of directors has determined that having an independent director serve as chairman of the board is in the best interest of shareholders at this time. This structure has been particularly useful as the board has considered significant changes in the Company’s portfolio and strategic direction. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the board. It also allows the board to draw on the leadership skills and business experience of two persons. In addition, this leadership structure is preferred by a significant number of the Company’s shareholders. The board believes its administration of its risk oversight function has not affected the board’s leadership structure.

RISK OVERSIGHT

The board is actively involved in the oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full board has retained responsibility for general oversight of risks. The board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

The company employs robust strategic planning and enterprise risk management processes. The company has an integrated risk management process and conducts a review of risk every year and reports to the board of directors on the results of the review. This review includes an identification of specific risks, ranking of the likelihood and magnitude of effect of those risks, scenario analysis, review of risk appetite, and a review of mitigation plans. The company analyzes risk areas that have the potential to materially affect its businesses over the long term and integrates this information into its planning and its report to the board of directors.

COMMITTEE MEMBERS AND MEETINGS

The board of directors has a number of committees that perform certain functions for the board. The current committees are the Executive Committee, Audit Committee, Compensation Committee, Governance and Corporate Responsibility Committee, and Finance Committee.

The board of directors met on six occasions in 2011. Each of the directors attended at least 75% of the total meetings of the board and the committees on which he or she served in 2011 except Mr. Emmert, who attended more than 75% of the meetings of the board of directors, but was able to attend approximately 71% of the total meetings of the board and the committees on which he served in 2011. The following table provides membership and meeting information for each of the board committees.

Name	Audit Committee	Compensation Committee	Executive Committee	Governance and Corporate Responsibility Committee	Finance Committee
Debra A. Cafaro		X			X*
Mark A. Emmert	X			X
Daniel S. Fulton			X
John I. Kieckhefer	X	X	X
Wayne W. Murdy		X*
Nicole W. Piasecki				X	X
Richard H. Sinkfield				X*	X
D. Michael Steuert	X*			X
Kim Williams	X	X			X
Charles R. Williamson			X*
Total meetings in fiscal year 2011	5	7	0	3	7
*	Committee chairman

COMMITTEES OF THE BOARD

Each committee of the board of directors is described below. Each of the committees has adopted a charter and the current charter for each committee can be found on the Company’s website at www.weyerhaeuser.com under “Company” by clicking on the tab at the top of the page, “Investors,” and then under the “Governance” link. If you would like to receive a paper copy of any committee charter, you may request one by writing to Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, WA 98063-9777 or by sending an email to CorporateSecretary@Weyerhaeuser.com.

Executive Committee

The board of directors has given the Executive Committee the power and authority to act for the board in the interval between board meetings, except to the extent limited by law. The chairman of the board, who is an independent director, also serves as the chairman of the Executive Committee.

Audit Committee

The Audit Committee provides oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. It also is responsible for the oversight of the Company’s compliance with legal and regulatory requirements and for other duties that the board or the Audit Committee chair deems appropriate. The board of directors has determined that each member of the Audit Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting and legal and regulatory compliance. To satisfy these oversight responsibilities, the committee separately meets regularly with the Company’s chief accounting officer, director of internal audit, general counsel, KPMG LLP and management. The committee chair regularly meets between formal committee meetings with the Company’s chief accounting officer, director of internal audit and KPMG LLP. The committee also receives regular reports regarding issues such as the status and findings of audits being conducted by the internal and independent auditors, the status of material litigation, accounting changes that could affect the Company’s financial statements and proposed audit adjustments.

Compensation Committee

The Compensation Committee is responsible for

•	reviewing and approving the strategy and design of the Company’s compensation and benefits systems,
•	making recommendations to the board for incentive compensation and equity-based plans,
•	making recommendations to the board regarding the compensation of the Company’s directors and chief executive officer,
•	reviewing and approving salaries and incentive compensation of Company executive officers and certain other positions
•	administering the Company’s stock option and incentive compensation plans, and
•	annually determining the independence of the Compensation Committee’s compensation consultant and whether the consultant’s work raised any conflicts of interest.

The board of directors has determined that each member of the Compensation Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

The Compensation Committee is responsible for risks relating to employment policies and the Company’s compensation and benefits systems. To assist it in satisfying these oversight responsibilities, the committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and shareholder implications of compensation decisions being made. The Compensation Committee analyzed each design element and potential risk areas for each of the Company’s compensation plans and the Company’s compensation policies and practices generally and has determined that such policies and practices are well-designed overall not to encourage behaviors that would create material risks for the Company The committee chair also regularly meets between formal committee meetings with management and the committee’s consultant.

Governance and Corporate Responsibility Committee

The Governance and Corporate Responsibility Committee takes a leadership role in shaping the governance of the Company. It provides oversight and direction regarding the functioning and operation of the board. It also recommends to the board candidates for election as directors and director candidates for election as the chairman of the board. The committee manages the processes used by the board in its self-assessment and its evaluation of the chief executive officer. The committee also provides oversight of:

•	senior management succession planning,
•	the Company’s sustainability strategy and performance,
•	environmental and safety issues at the Company
•	ethics and business conduct of the Company,
•	political activities and governmental issues and
•	human resources practices.

The board of directors has determined that each member of the Governance and Corporate Responsibility Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

The Governance and Corporate Responsibility Committee is responsible for oversight of risks relating to management and board succession planning, the Company’s sustainability and environmental practices and policies, stakeholder responses to the Company’s ethics and business practices, the Company’s political activities and governmental policy development that could affect Company operations and strategic decisions, and employee and investor responses to the Company’s human resources practices. To satisfy these oversight responsibilities, the committee receives regular reports from officers of the Company responsible for each of these risk areas on matters such as progress against succession planning programs and goals, trends in risk levels, the employee climate, risk management activities, and non-governmental and governmental policies or proposals that could affect Company operations. Because many of these risks could have financial and reporting implications for the Company, the board and the Governance and Corporate Responsibility Committee have determined that at least one member of the committee must serve concurrently on the Audit Committee.

Finance Committee

The Finance Committee monitors and oversees the Company’s financial resources and strategies, with emphasis on those issues that are long-term in nature. The committee:

•	provides guidance to the board regarding major financial policies of the Company;
•	oversees financial matters of importance to the Company;
•	reviews with management the Company’s major financial risk exposure;
•	reviews and approves credit policies and cash management;
•	makes recommendations to the board regarding operating plans, and debt and equity programs; and
•	makes recommendations to the board regarding significant mergers, acquisitions, asset sales or purchases and other significant business opportunities.

The board of directors has determined that each member of the Finance Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

The Finance Committee is responsible for the oversight of risks related to the Company’s financial policies, material financial decisions, credit policies and ratings, compliance with the REIT asset and income rules, cash management and investment strategies, debt and equity structures, and significant business decisions. The committee satisfies this oversight responsibility through regular reports from officers of the Company responsible for each of these risk areas on matters such as the Company’s capital structure, debt levels, discussions with credit rating agencies, pension fund returns, insurance policies, cash flows and expected sources and uses of cash, and major business transactions or strategic decisions being considered. The committee also consults periodically with outside financial advisors.

Board Charter

The board of directors has documented the governance practices followed by the Company by adopting Corporate Governance Guidelines. The Corporate Governance Guidelines establish the practices the board of directors follow with respect to board function and operation, Company operations, board organization and composition and board conduct. The Governance Guidelines are available on the Company’s website at www.weyerhaeuser.com under “Company” at the top of the page, “Investors,” and then under the “Governance” link. If you would like to receive a paper copy, you may request one by writing to Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, WA 98063-9777 or by sending an email to CorporateSecretary@Weyerhaeuser.com.

CONSIDERATION OF DIRECTOR NOMINEES

Director Qualifications

The board codified standards for directors in the board’s Corporate Governance Guidelines. These Guidelines provide that the board should encompass a diverse range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The Corporate Governance Guidelines also provide that at all times a majority of the board must be “independent directors” as defined from time to time by the listing requirements of the New York Stock Exchange and any specific requirements established by the board. Each director also is expected to:

•	exhibit high standards of integrity, commitment and independence of thought and judgment;
•	use his or her skills and experiences to provide independent oversight to the business of the Company;
•	participate in a constructive and collegial manner;
•	be willing to devote sufficient time to carrying out the duties and responsibilities of a director effectively;
•	devote the time and effort necessary to learn the business of the Company and the board; and
•	represent the long-term interests of all shareholders.

In addition, the board of directors has determined that the board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the board in its oversight of the Company. The board believes it should be comprised of persons with skills in areas such as:

•	finance;
•	sales and markets;
•	strategic planning;
•	development of strategies for sustainability;
•	human resources and diversity;

•	safety;
•	relevant industries, especially natural resource companies;
•	leadership of large, complex organizations;
•	legal;
•	banking;
•	government and governmental relationships;
•	international business and international cultures; and
•	information technology.

In addition to the targeted skill areas, the Governance and Corporate Responsibility Committee looks for a strong record of achievement in key knowledge areas that it believes are critical for directors to add value to a board, including:

•	Strategy – knowledge of the Company business model, the formulation of corporate strategies, knowledge of key competitors and global markets;
•	Leadership – skills in coaching senior executives and the ability to assist the CEO in his development;
•	Organizational Issues – understanding of strategy implementation, change management processes, group effectiveness and organizational design;
–	Relationships – understanding how to interact with governments, investors, financial analysts, and communities in which the Company operates;
–	Functional – understanding of finance matters, financial statements and auditing procedures, technical expertise, legal issues, information technology and marketing; and
•	Ethics – the ability to identify and raise key ethical issues concerning the activities of the Company and senior management as they affect the business community and society.

As part of its self-assessment process, the board annually determines the diversity of specific skills and characteristics necessary for the optimal functioning of the board in its oversight of the Company over both the short- and longer-term. The Governance and Corporate Responsibility Committee has adopted a policy regarding the director selection process. The policy requires the Committee to assesses the skill areas currently represented on the board and those skill areas represented by directors expected to retire or leave the board in the near future against the target skill areas established annually by the board, as well as recommendations of directors regarding skills that could improve the overall quality and ability of the board to carry out its function. The Governance and Corporate Responsibility Committee then establishes the specific target skill areas or experiences that are to be the focus of a director search, if necessary. Specific qualities or experiences could include matters such as experience in the Company’s industry, financial or technological expertise, experience in situations comparable to the Company’s (e.g. growth companies, companies that have grown through acquisitions, or companies that have restructured their asset portfolios successfully), leadership experience and relevant geographical experience. The effectiveness of the board’s diverse mix of skills and experiences is considered as part of each board self-assessment.

Identifying and Evaluating Nominees for Directors

The Governance and Corporate Responsibility Committee uses a variety of methods for identifying and evaluating nominees for director. The committee regularly assesses the mix of skills and industries currently represented on the board, whether any vacancies on the board are expected due to retirement or otherwise, the skills represented by retiring directors, and additional skills highlighted during the board self-assessment process that could improve the overall quality and ability of the board to carry out its responsibilities. In the event vacancies are anticipated, or arise, the Governance and Corporate Responsibility Committee considers various potential candidates for director. Candidates may come to the attention of the committee through current board members, professional search firms, shareholders or other persons. The committee or a subcommittee may interview potential candidates to further assess the qualifications possessed by the candidates and their ability to serve as a director. The committee then determines the best qualified candidates based on the established criteria and recommends those candidates to the board for election at the next annual meeting of shareholders.

Shareholder Nominees

The Governance and Corporate Responsibility Committee will consider nominees for the board of directors recommended by shareholders. If a shareholder wishes to recommend a nominee, he or she should write to the Governance and Corporate Responsibility Committee, care of Claire

S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P. O. Box 9777, Federal Way, WA 98063-9777, specifying the name of the nominee and the nominee’s qualifications for membership on the board of directors. All recommendations will be brought to the attention of and be considered by the Committee.

SHAREHOLDER/INTERESTED PARTY COMMUNICATIONS

Communications may be addressed to Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P. O. Box 9777, Federal Way, WA 98063-9777 marked to the attention of the board or any of its committees, the independent directors or individual directors. Communications also may be sent by email to CorporateSecretary@Weyerhaeuser.com.

ANNUAL MEETING ATTENDANCE

The directors are expected to attend the Company’s annual meetings, if possible. All of the directors attended the 2011 annual meeting.

DIRECTORS’ COMPENSATION

The following table shows the annual compensation of our non-employee directors for 2011, which consisted of annual retainer fees paid in cash, including amounts associated with chairing board committees, and retainer deferred stock unit awards that previously were paid only in cash. In connection with an amendment to the Fee Deferral Plan for Directors effective January 1, 2012, each of the directors has made a one-time consent to have these retainer deferred stock unit awards, and all previously deferred retainer deferred stock unit awards, paid in the form of shares of Company common stock at the end of the deferral period. All values are reported in U.S. dollars.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Debra A. Cafaro	80,000	89,285	169,285
Mark A. Emmert	70,000	89,285	159,285
Richard H. Sinkfield (3)	80,000	89,285	169,285
John I. Kieckhefer	70,000	89,285	159,285
Wayne W. Murdy (3)	80,000	89,285	169,285
Nicole W. Piasecki	70,000	89,285	159,285
D. Michael Steuert (3)	80,000	89,285	169,285
Kim Williams	70,000	89,285	159,285
Charles R. Williamson	150,000	148,816	298,816
(1)	The amounts in this column reflect director compensation earned and paid in cash, including amounts voluntarily deferred under our Fee Deferral Plan for Directors. Of the amounts of compensation earned, the following directors elected to defer fees into the Weyerhaeuser common stock fund under our Fee Deferral Plan for Directors and were credited with the following common stock equivalent units: Ms. Cafaro, $80,000 or 3529 units; Mr. Kieckhefer, $70,000 or 3088 units; Ms. Williams, $70,000 or 3088 units; and Mr. Williamson, $150,000 or 6616 units.

(2)	The amounts in this column reflect the grant date fair value of director compensation earned and paid in the form of retainer amounts that automatically were deferred into the Weyerhaeuser common stock fund under our Fee Deferral Plan for Directors. The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, and is based on a grant date that is the date of the Company’s annual meeting. Under the terms of the Fee Deferral Plan for Directors, the number of retainer stock units awarded is based on the amount of the deferred fees divided by the median price per share of Weyerhaeuser stock as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions for the last 11 trading days of January of the year in which the fees are paid. Each of the directors who received fees in April 2011 other than the chairman of the board automatically deferred $90,000 of fees and was credited with 3970 stock equivalent units. Mr. Williamson, as chairman of the board, deferred $150,000 of fees and was credited with 6617 stock equivalents. The grant date fair value of each retainer stock unit is equal to the number of stock equivalent units multiplied by the closing value of the Company’s common stock on the grant date. See Note 17 of Notes to Consolidated Financial Statements set forth in the Company’s Annual Report on Form 10-K for fiscal year 2011.

(3)	As chair of the various committees of the board of directors, the following directors received additional compensation of $10,000 during 2011: Mr. Sinkfield, Governance and Corporate Responsibility Committee chair; Ms. Cafaro, Finance Committee chair; Mr. Steuert, Audit Committee chair; and Mr. Murdy, Compensation Committee chair.

Non-Employee Director Compensation Program for 2011

The board believes that the level of non-employee director compensation should be based on board and committee responsibilities and be competitive with comparable companies. In addition, the board believes that a significant portion of non-employee director compensation should align director interests with the long-term interests of shareholders. As a result, retainer amounts paid in 2011 and automatically deferred into stock equivalent units in the Fee Deferral Plan for Directors are not paid to a director until after the director’s retirement or other termination of service to the Company. Previously, those deferred amounts would be repaid based on the value of the

Company’s common stock in the year the payment is made. In connection with an amendment to the Fee Deferral Plan for Directors, each of the directors has consented to have these and previously deferred stock equivalent units paid in the form of shares of Company common stock.

In 2011, non-employee directors, other than the chairman of the board, were compensated by:

•	a base cash annual retainer fee of $160,000, of which $90,000 was paid in retainer deferred stock unit awards; and
•	an additional cash annual retainer fee of $10,000 for each committee chair.

The independent director serving as chairman of the board received an annual cash retainer of $300,000 of which $150,000 was paid in retainer deferred stock unit awards.

Annual Board Retainer Cash Fees

In 2011, non-employee directors received a cash annual board retainer fee of $70,000 per year. Non-employee directors who served as chairs of committees received an additional retainer fee of $10,000. No additional fees are paid for attending board or committee meetings. All retainer fees are paid annually, immediately following the annual shareholders’ meeting. Directors who are appointed to fill a vacancy on the board are paid a pro rata amount of the annual retainer immediately following the effective date of the director’s appointment.

The Company reimburses non-employee directors for actual travel and out-of-pocket expenses incurred in connection with their services. Compensation also is available for extended travel on board business at the request of the board or a committee of the board at the rate of $2,000 per day, including travel days and work days. Directors who also are employees of the Company do not receive compensation for their service on the board or any committees.

Deferral of Cash Compensation

Non-employee directors may elect to defer all or part of their cash compensation into an interest-bearing, cash-based account or as deferred common stock equivalent units (an unfunded stock unit account) under the Company’s Fee Deferral Plan for Directors. For amounts deferred in 2011, the number of deferred stock equivalent units was calculated by dividing the amount of the deferred fees by the median price per share of

Weyerhaeuser stock as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions for the last 11 trading days of January of the year in which the fees are paid. Directors do not have the right to vote or transfer deferred stock units. Deferred stock equivalent units earn the equivalent of dividends, which are credited as additional deferred stock equivalent units. In connection with an amendment to the Fee Deferral Plan for Directors, each of the directors has consented to have deferred stock equivalent units distributed in shares of the Company’s common stock following the director’s retirement or other termination of service to the Company.

Retainer Stock Unit Awards

In 2011, each non-employee director who continued to serve as a director was granted a retainer stock unit award, with the number of units equal to the number of shares of Weyerhaeuser stock that could be purchased with an aggregate of $90,000. The number of retainer stock units awarded was based on the amount of the deferred fees divided by the median price per share of Weyerhaeuser stock as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions for the last 11 trading days of January of the year in which the fees are paid. For the 2011 awards, the median value on the last 11 trading days in January 2011 was $22.67, which resulted in a total of 3970 retainer stock units awarded to each director who served for the entire year; and 6617 retainer stock units awarded to the chairman of the board. The retainer stock units were credited to the director’s account (an unfunded stock unit account) in the Company’s Fee Deferral Plan for Directors and were immediately vested. Directors do not have the right to vote or transfer retainer stock units. Retainer stock units earn the equivalent of dividends, which are credited as additional retainer stock units. In connection with an amendment to the Fee Deferral Plan for Directors, each of the directors has consented to have these and previously deferred retainer stock units paid in the form of shares of Company common stock.

The amount reported in the Stock Awards column for each director is the dollar value of the retainer stock units awarded in 2011, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, which was calculated based on the per share Market Value of Weyerhaeuser stock on the date of grant. See Note 17 of “Notes to

Consolidated Financial Statements in the Company’s Annual Report on Form 10-K.”

The number of aggregate deferred stock equivalent units accumulated in each director’s deferral account as of December 31, 2011 for all years of service as a director is listed below in the table describing beneficial ownership of the Company’s common shares. This number includes stock equivalent units accumulated from fees for service as a director that were automatically deferred into retainer stock units under the director’s compensation policy, from voluntary deferrals of cash compensation portion of director fees into stock equivalent units in the deferred compensation plan for directors, and from additional deferred stock equivalent units credited as a result of dividend equivalents earned with respect to previously deferred stock equivalent units. In connection with an amendment to the Fee Deferral Plan for Directors, each of the directors has consented to have these and previously deferred stock equivalent units repaid in the form of shares of Company common stock at the end of the deferral period.

Non-Employee Director Compensation Program Beginning 2012

Beginning in 2012, non-employee directors, other than the chairman of the board, will be compensated by:

•	a base cash annual retainer fee of $160,000, of which $90,000 will be paid in the form of restricted stock unit awards (“RSUs”); and
•	an additional cash annual retainer fee of $10,000 for each committee chair.

The independent director serving as chairman of the board will receive an annual cash retainer of $300,000 of which $150,000 will be paid in the form of RSUs.

Annual Board Retainer Cash Fees

The annual board retainer cash fee has not changed. Beginning in 2012, each non-employee director who continues to serve as a director will receive a cash annual board retainer fee of $70,000 per year. Non-employee directors who serve as chairs of committees will receive an additional retainer fee of $10,000. No additional fees are paid for attending board or committee meetings. All retainer fees are paid annually, immediately following the annual shareholders’

meeting. Directors who are appointed to fill a vacancy on the board are paid a pro rata amount of the annual retainer immediately following the effective date of the director’s appointment.

The Company will continue to reimburse non-employee directors for actual travel and out-of-pocket expenses incurred in connection with their services. Compensation also will be available for extended travel on board business at the request of the board or a committee of the board at the rate of $2,000 per day, including travel days and work days. Directors who also are employees of the Company do not receive compensation for their service on the board or any committees.

Retainer Equity Awards

Beginning in 2012, each non-employee director will receive $90,000 of the annual board retainer fee in the form of RSU’s with the number of RSU’s determined by dividing that dollar amount by the average of the high and the low price of Weyerhaeuser Company’s common stock on the date of grant as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions. These RSU’s will vest over one year and will be settled at the end of the year. The RSU’s will be forfeitable during that one-year vesting period, though Directors who leave the Board in the middle of the year will receive a pro-rata number of shares on the settlement date. RSU’s granted to the Directors will be credited with dividends during the one-year vesting period. As the RSU’s vest, dividends credited to the RSUs will similarly vest. If any RSU’s are forfeited, dividends related to the forfeited shares will also be forfeited.

Deferral Option for Retainer Equity Awards

Directors may choose to further defer receipt of some or all of their vested RSUs by completing a deferral election form by the end of the year before the grant would be made – that is, by the end of 2011 for 2012 grants. Any deferred RSU’s will be deferred into stock equivalent units under the Fee Deferral Plan for Directors. RSU’s deferred into stock equivalent units will be paid at the end of the deferral period, but no earlier than the Director’s separation from service, in the form of shares of the Company’s common stock. During the deferral period, stock equivalent units will be credited with dividends, which will be paid along with the deferred shares at the end of the deferral period in the form of shares of the Company’s common stock.

Deferral Option for Cash Retainer

Directors also may choose to defer some or all of the annual cash retainer. A Director who chooses to defer some or all of the cash retainer has the option of deferring the designated amount into the stock equivalent units account or into the interest-bearing account under the Fee Deferral Plan for Directors. The number of stock equivalent units credited to a Director’s account will be determined by dividing any cash being deferred into stock equivalent units by the average of the high and the low price of the Company’s common stock on the date of grant. Deferred stock equivalent units will be paid at the end of the deferral period, but no earlier than the Director’s separation from service, in the form of shares of the Company’s common stock. Amounts deferred into the interest-bearing account will be paid at the end of the deferral period in cash.

Share Ownership Guidelines for Directors

The board of directors has adopted share ownership guidelines under which directors are obligated to own shares of Weyerhaeuser common stock valued at five times their cash compensation. Until that ownership requirement has been satisfied, a Director may sell RSU’s that vest to pay the taxes due upon vesting, but must hold 100% of the net shares granted to him or her. Shares or cash retainer fees deferred into stock equivalent units under the Fee Deferral Plan for Directors are counted for purposes of determining whether a director has satisfied the share ownership requirement. The Compensation Committee annually reviews the compliance of the directors with the share ownership guidelines.

Director Compensation Review Practices

The Compensation Committee is responsible for annually reviewing the Company’s non-employee director compensation practices in relation to comparable companies. Any changes to be made to non-employee director compensation practices must be recommended by the Compensation Committee for approval by the full board.

BENEFICIAL OWNERSHIP OF COMMON SHARES

DIRECTORS AND EXECUTIVE OFFICERS

The following table shows as of January 2, 2012 the number of common shares of the Company that each director, each named executive officer and the directors and executive officers as a group, have the power to vote or cause disposition of the shares. Percentages of total beneficial ownership have been calculated based upon the total number of common shares outstanding as of December 31, 2011.

Name of Individual or Identify of Group	Voting and or Dispositive Powers (number of common shares) (1)(2)(3)(4)	Percent of Class (common shares)	Common Stock Equivalent Units (5)
Patricia M. Bedient	404,098	*	51,123
Debra A. Cafaro	--	*	42,954
Lawrence B. Burrows	250,166	*	--
Srinivasan Chandrasekaran	219,683	*	2913
Mark A. Emmert	405	*	18,491
Daniel S. Fulton	1,499,864	*	74,854
Thomas F. Gideon	422,255	*	15,515
John I. Kieckhefer	7,937,918	1.5	120,510
Wayne W. Murdy	8631	*	16,613
Nicole W. Piasecki	421,389	*	36,134
Richard H. Sinkfield	1351	*	52,706
D. Michael Steuert	—	*	44,552
Kim Williams	—	*	39,144
Charles R. Williamson	—	*	91,848
		*
		*
		*
Directors and executive officers as a group (19 persons)	11,834,510	2.2	628,916

*	Denotes amount is less than 1%

(1)	Includes the number of shares that could be acquired within 60 days of January 2, 2012 pursuant to outstanding stock options, as follows: Ms. Bedient, 365,330 common shares; Mr. Burrows, 204,397 common shares; Mr. Chandrasekaran, 193,134 common shares; Mr. Fulton, 1,376,306 common shares; Mr. Gideon 376,900 common shares; and of the executive officers as a group, 3,104,400 common shares.

(2)	Includes the number of restricted stock units that vest within 60 days of January 2, 2012 as follows: Ms. Bedient, 9.607 common shares; Mr. Burrows, 2,812 common shares; Mr. Fulton, 36,705 common shares; Mr. Gideon 10,380 common shares; and of the executive officers as a group, 82,559 common shares.

(3)	Includes shares for which certain of the directors and nominees share voting and dispositive powers with one or more other persons as follows: Mr. Kieckhefer, 6,525,789 shares; and Ms. Piasecki, 377,386 shares.

(4)	Beneficial ownership of some of the common shares is disclaimed by certain of the persons listed as follows: Mr. Kieckhefer, 6,967,144 shares; Mr. Murdy, 248 shares; and Ms. Piasecki, 385,760 shares.

(5)	Common stock equivalent units held as of December 31, 2011 under the Fee Deferral Plan for Directors or under the Incentive Compensation Plan for Executive Officers. In connection with an amendment to the Fee Deferral Plan for Directors, each director has consented to have these common stock equivalent units repaid at the end of the deferral period in the form of shares of Company common stock.

OWNERS OF MORE THAN 5%

The following table shows the number of common shares held by persons known to the Company to beneficially own more than five percent of its outstanding common shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (common shares)
Capital World Investors (1)	51,382,854	9.6
333 South Hope Street Los Angeles CA 90071
T. Rowe Price Associates, Inc. (2)	34,699,619	6.4
100 E. Pratt street Baltimore MD 21202
BlackRock, Inc. (3)	35,836,896	6.68
40 East 52nd Street New York NY 10022

(1)	Based on a Schedule 13G dated February 10, 2012 in which Capital World Investors, a division of Capital Research and Management Company, reported that as of December 31, 2011 it had sole voting power over 51,382,854 shares and sole dispositive power over all 51,382,854 shares. Capital World Investors disclaims beneficial ownership of all of the shares.

(2)	Based on a Schedule 13G dated February 9, 2012 in which T. Rowe Price Associates, Inc. reported that as of December 31, 2011 it had sole voting power over 10,752,049 shares and sole dispositive power over 34,619,519 shares. T. Rowe Price Associates, Inc. disclaims beneficial ownership of all the shares.

(3)	Based on a Schedule 13G/A dated February 13, 2012 in which BlackRock, Inc. reported that as of December 31, 2011 it had sole voting and dispositive power over all 35,836,896 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain of its officers to send reports of their ownership of Weyerhaeuser stock and of changes in such ownership to the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange. Based solely on the Company’s review of the copies of such reports it has received, the Company believes that all its directors and officers filed all such reports on a timely basis with respect to transactions during 2011.

COMPENSATION DISCUSSION & ANALYSIS (CD&A)

EXECUTIVE SUMMARY

Major business, compensation and corporate governance practices of the Company discussed in this CD&A are highlighted below. The Compensation Committee continues to refine the Company’s executive compensation structure and processes, consistent with evolving governance practices and shareholder views. Compensation and governance practices implemented in recent years include the following:

Business Highlights

•

Weyerhaeuser has significantly changed its asset portfolio in recent years, decreasing its emphasis on being an integrated forest products company and focusing more on its core timberlands assets. As a result, the Company’s businesses became increasingly dependent on the housing industry, which has faced unprecedented challenges for several years. Consequently, the Company incurred significant losses in 2008 and 2009 and its businesses continue to operate in extremely depressed markets.

•

To address the Company’s poor financial performance, management closed or indefinitely curtailed a number of facilities, restructured businesses, sold non-strategic facilities and businesses, reorganized the Company’s support functions, reduced the number of employees and decreased the Company’s SG&A.

•

The board of directors determined that electing to be taxed as a real estate investment trust (“REIT”) would be in the best interest of shareholders. Management led a two-year effort to convert the Company to a REIT, the last major step being the distribution to shareholders of $5.6 billion dividend in 2010. The Company began operating as a REIT in 2010 and elected to be taxed as a REIT in 2011 when it filed its federal tax returns for fiscal 2010.

•

Under management’s leadership, the Company returned to profitability in 2010 and generated strong cash flow, finishing 2010 with $1.5 billion of cash and cash equivalents. This enabled the Company to invest in its businesses, distribute dividends to shareholders and decrease its debt level. Under management’s leadership, total shareholder return also increased 43% in 2009 and almost 19% in 2010.

Compensation Highlights

•

The Board of Directors considered the CEO’s performance in 2009 through 2011 to be very strong, but because of the Company’s continued challenges, the CEO asked the Compensation Committee to not recommend an increase in his base salary in either 2009 or 2010. His salary was increased by approximately 12% in 2011 in recognition of his leadership and to bring his salary closer to the median.

•

Based on the Company’s commitment to deliver pay for performance and in light of the Company’s financial performance, from 2007 through 2009, no bonuses were paid to executives under the Company’s short-term incentive plan; long-term incentive grants in the form of performance shares did not pay out; salaries for executive officers were frozen in 2009; and the Company’s matching contributions to the 401(k) plan were suspended until mid-2010.

•

The Company returned to profitability in 2010. Because of the improved performance, the executive officers named in the compensation tables received incentive grants at or slightly above target levels in 2011.

•

In light of the changes in the Company’s portfolio and the very challenging economic environment faced by the Company’s businesses in the last few years, the Compensation Committee redesigned the Company’s annual and long-term incentive programs for its homebuilding subsidiaries effective for 2009, the annual incentive program for its forest products businesses effective for 2010, and the long-term incentive program effective for 2011. These compensation programs were redesigned to be easier for employees to understand, give employees a clearer view of the effect of their business improvement efforts on their compensation, and tie incentive compensation more clearly to the achievement of strategic goals.

•

Long-term incentive grants for executive officers in 2011 included a mix of forms of equity, with 50% of the value of the award granted as performance share units, 25% of the value granted as stock options and 25% of the value granted as restricted stock units.

•

Performance share units granted in 2011 are earned based on the Company’s performance against cash flow targets for 2011 and relative total shareholder return over a two-year period, with 50% of the shares earned vesting over an additional two-year period.

•

Short-term incentive programs are funded based primarily on the absolute financial performance of each individual business and partly based on the performance of the business against certain pre-approved metrics, such as competitive performance, financial measures and performance against strategic goals. Based on their absolute financial performance and performance against their business metrics, the Timberlands plan funded at 0.74 times target, the Cellulose Fibers’ plan funded at two times target, the Wood Products and WRECO plans did not fund, and the pool for non-embedded staff plan funded at 0.68 times target.

Governance Highlights

•	The CEO has no employment contract.
•	The Company has eliminated all tax gross-ups.
•	The Company has eliminated single triggers in its change-in-control plans.
•	Change-in-control benefits for a termination occurring within the period six months prior to a change-in-control were eliminated.
•	Severance benefits of a prorated annual bonus calculated based on the executive’s target annual bonus were changed to be calculated based on the actual bonus paid.
•	The Compensation Committee engaged F.W. Cook, an independent consultant who does no other work for the Company.
•	The Company has minimal executive perquisites.
•

The Company has increased officer stock ownership guidelines to five times salary for the CEO and three times salary for executive vice presidents and requires senior officers who are not in compliance with the guidelines to hold 75% of their net shares remaining after vesting of restricted stock and earn-out of performance shares.

•	The board of directors approved stock ownership guidelines for Directors of five times their cash annual fees.
•

The Compensation Committee completed a formal risk assessment of the Company’s compensation programs and, as a result, revised stock ownership guidelines for Directors and officers and adopted a policy prohibiting hedging.

•	Majority election of directors was implemented.
•	Annual election of directors was implemented.
•	Supermajority voting provisions were eliminated.
•	Shareholders owning at least 25% of the outstanding common shares have the right to call special shareholder meetings.
•	The board elected an independent director as chairman.

Compensation Philosophy and Approach

Weyerhaeuser uses a compensation approach for its named executive officers that is designed to achieve several key objectives, including:

•	focusing decision-making and behavior on goals that are consistent with the overall business strategy,
•	reinforcing a pay-for-performance culture, and
•	allowing the Company to attract and retain employees with the skills critical to the Company’s long-term success.

To achieve these objectives, Weyerhaeuser uses a mix of base pay, incentive opportunities (short and long-term), and other benefits and rewards intended to be competitive in the market, while concentrating a majority of the executives’ reward opportunities in at-risk incentive pay. The design of the compensation program is intended to support the Company’s overall business objectives and to increase long-term shareholder value.

The Company considered the most recent shareholder advisory vote on executive compensation required by the proxy rules in reassessing these compensation policies and its compensation decisions and believes shareholders support the Company’s approach and actions. The Company intends to continue to seek shareholder guidance on executive compensation through an annual say-on-pay vote

COMPENSATION PHILOSOPHY AND PRINCIPLES

Weyerhaeuser’s compensation philosophy is to motivate and reward employees for performance that will result in superior financial results and create long-term value for shareholders.

The following key compensation principles guide the design and administration of the Company’s overall compensation program:

•	clearly communicate the desired behavior and use incentive pay programs to reward the achievement of performance goals:
•	maintain total compensation at market competitive levels;
•	provide a broad range of payout opportunities based on performance; and
•	design simple pay programs to control costs and ensure employee understanding.

Total Compensation

To provide a competitive overall compensation and benefits package that is tied to creating shareholder value and supports the execution of its business strategies, Weyerhaeuser uses a range of components. The combination and the amount of each is influenced by the role of the person in the Company, market surveys, and the total value of all the compensation and benefits and perquisites available to the person. The compensation program for executive officers is comprised of:

•	base salary;
•	annual cash incentives;
•	long-term incentives, consisting of a mix of performance share units, stock options and restricted stock units;
•	retirement benefits; and
•	medical and other benefits.

In general, the Company positions itself at the median for each of the different components of total pay so that target total compensation opportunities for the CEO and the named executive officers are comparable to those of similarly situated officers of the Company’s peers. The Compensation Committee reviews a tally sheet of all compensation, benefits and perquisites provided to the CEO and the named executive officers primarily to confirm that the aggregate compensation recommended for the executive officer complies with this principle. For 2011, total target compensation for the named executive officers was at market median for similarly situated executive officers in the competitive market. Actual cash compensation received was significantly below the competitive market for the CEO and Mr. Burrows, at market median for Ms. Bedient and Mr. Gideon and significantly above market median for Mr. Chandrasekaran as a result of the variations in their short-term incentive compensation awards and because Mr. Fulton’s base salary is below market median. Overall long-term incentive values for regular annual grants were at median.

Performance Management

Weyerhaeuser’s policy is to provide rewards for the achievement of specific performance goals. The Company uses an annual Performance Management Process (“PMP”) for its employees to assess individual performance. In the PMP process, each employee, including each of the named executive officers, establishes his or her performance goals at the beginning of the year in consultation with the employee’s manager. The CEO’s performance goals are approved by the board of directors. These performance goals, against which performance is assessed multiple times during the year, include a broad spectrum of metrics, such as safety results for the business or function, financial and operating results, strategy, competitive performance, diversity accomplishments, talent development, corporate responsibility, and customer value delivery. Key performance goals for 2011 were principally in the areas of: safety, cash flow generation, shareholder returns, manufacturing excellence, relative competitive performance, strategic priorities, workforce effectiveness, and people development. At the end of the year, the employee’s performance is assessed against these multiple goals, which results in an aggregate ranking of “exceeds,” “achieves” or “below.” This overall ranking is one factor in decisions regarding compensation. For 2011 compensation decisions, each of the named executive officers was deemed to have performed at the level of “achieves” or above in relation to his or her goals.

Variable Pay at Risk

The percentage of an employee’s compensation opportunity that is fixed instead of variable is based primarily on the employee’s role in the Company. In general, employees with more ability to directly influence overall Company performance have a greater portion of pay at risk through short- and long-term incentive programs. Executive officers with more responsibility for strategic and operating decisions have a greater percentage of their compensation opportunity allocated to long-term incentives. Typically, approximately 56% of target total compensation opportunity for these executive officers is in the form of long-term incentives. In 2011, 65% of target total compensation for the named executive officers was at risk. 82% of the aggregate target incentive compensation was at risk based on the performance of the business or the Company and the executive officer (see chart below)

Variable Pay at Risk

Forms of Long-Term Incentive Compensation

Weyerhaeuser has significantly changed in its asset portfolio in recent years, decreasing its emphasis on being an integrated forest products company and focusing more on its core timberlands assets. As a result, the diversity of its asset portfolio decreased and the Company’s businesses became increasingly dependent on the housing industry, which has faced unprecedented challenges for several years. Consequently, the Company incurred significant losses in 2008 and 2009. During 2010, the board of directors completed its analysis of the Company’s strategy and structure and determined that electing to be taxed as a REIT would be in the best interest of shareholders. The Company began operating as a REIT and elected to be taxed as a REIT in 2011 when it filed it federal tax return for fiscal 2010. During 2010, the Compensation Committee reviewed and redesigned the Company’s long-term incentive program to be more consistent with a REIT structure and to provide a stronger linkage of pay for performance. For grants made in 2011, the long-term incentive program for senior officers, including the named executive officers, included a mix of forms of equity, with 50% of the value of the award granted as performance share units, 25% of the value granted as stock options and 25% of the value granted as time-vested restricted stock units. This mix puts more compensation at risk for senior executives and provides for greater rewards if superior performance is generated.

Market Positioning

The Company establishes competitive compensation levels based on market reviews and then designs its pay program to focus executive officers on meeting Company performance objectives. Weyerhaeuser’s strategy is to set total compensation and benefit levels at the median of market pay and benefit levels. Each component of total compensation and other benefits is intended to be consistent with market practices as established by the peer group outlined below to help the Company attract and retain executives with the skills needed in Weyerhaeuser’s businesses.

Weyerhaeuser regularly reviews market compensation levels to determine whether total compensation for its employees remains in the targeted median pay range and makes adjustments when needed. This assessment includes evaluation of base salary, annual incentive opportunities and long-term incentives. In addition, rewards such as health benefits and retirement programs regularly are assessed relative to the market. The Company also reviews the competitive performance of its peers to establish performance targets for incentive plans and to assess appropriate payout levels for performance. (See “Compensation Components” for details.)

Peer Group

For compensation decisions made in 2011, the Compensation Committee used a group of companies for comparison of executive officer compensation comprised the following broad group of basic materials companies and REITs:

Company	Revenue(1) ($MM)	Market Cap(2) ($MM)
AK Steel Holdings	$5,968	$1,801
Ashland	$5,850	$4,018
Commercial Metals	$6,686	$1,897
Domtar	$5,850	$3,222
PPG Industries	$13,423	$13,705
Plum Creek Timber	$1,247	$6,052
Rayonier	$1,315	$4,231
Louisiana-Pacific	$1,384	$1,248
Potlatch	$539	$1,302
International Paper Company	$25,179	$11,916
United States Steel Corporation	$17,374	$8,390
Nucor Corporation	$15,845	$13,835
Huntsman Corporation	$9,250	$3,734
Smurfit-Stone Container Enterprises, Inc.	$6,282	$2,346
Eastman Chemical Company	$5,842	$6,065
MeadWestvaco Corporation	$5,693	$4,402
75th Percentile	$10,293	$6,646
50th Percentile	$5,909	$4,125
25th Percentile	$4,616	$2,234
Weyerhaeuser	$6,552	$10,145

(1)	4Qs of revenue closest to 2010 calendar year

(2)	As of 12/31/2010

In addition to reviewing the current pay practices of these peers, the Compensation Committee reviews various pay surveys, including surveys of pay practices of forest products companies and comparably-sized manufacturing companies and general industry data for similar size companies. The peer group and survey data generally is weighted into a market composite based on equal weighting between the data sources, though the Compensation Committee may review the data separately to understand pay differences, if any, by industry or business segment and to assess whether any changes in pay data from year to year reflect true market trends.

NAMED EXECUTIVE OFFICERS

For purposes of this Compensation Discussion and Analysis, the Company’s named executive officers are the following persons:

•	Daniel S. Fulton, president and chief executive officer;
•	Patricia M. Bedient, executive vice president and chief financial officer;
•	Lawrence B. Burrows, senior vice president Wood Products;
•	Srinivasan Chandrasekaran, senior vice president Cellulose Fibers; and
•	Thomas F. Gideon, executive vice president Timberlands.

COMPENSATION COMPONENTS—DETERMINATION OF COMPENSATION

Base Salary

Salaries are provided to employees as compensation for basic services to the Company and to meet the objective of attracting and retaining the talent needed to run the business. Salaries provide a consistent cash flow to employees assuming acceptable levels of performance and ongoing employment. To control fixed costs while still enabling the Company to attract critical talent, Weyerhaeuser targets base salaries at the median level among the companies described above. Increases in salaries generally are based on the market level salary for the role in which the executive serves, individual PMP assessments, overall Company budgets and specific talent needs. Base salaries for the named executive officers in 2011 were the following:

Executive Officers in	Percent Increase	New Base Salary
D.S. Fulton	12.5%	$900,000
P.M. Bedient	5.3%	$600,000
L.B. Burrows	0.0%	$525,000
S. Chandrasekaran	11.1%	$500,000
T. F. Gideon	0.8%	$600,000

These pay levels generally positioned the executive officers slightly above the median of the market for 2011, except for Dan Fulton whose compensation is below market median. The above-market positioning is due to the reduction in the size of the Company following recent portfolio changes and a change in the peer group. However compensation has been structured to generally position the executive officers at median for total compensation.

Short-Term Incentive Plan

The Company’s Annual Incentive Plan (“AIP”) is a cash bonus incentive plan designed to focus executive officers and other participants on maximizing capital efficiency and generating strong financial performance. Salaried employees, including executive officers, participate in the AIP. Each position in the Company is assigned a target bonus opportunity reflecting competitive practices in the market for similar positions. The AIP is funded based on achieving pre-established financial performance. Bonuses are awarded to individual employees based on the level of plan funding and the person’s performance against his or her PMP goals. In general, executive officers with a PMP rating of “achieves” receive an award at or near their funding-adjusted individual targets.

AIP Performance Measure and Plan Mechanics

The AIP is an annual cash bonus plan focused on the performance of the businesses in the Company’s Timberlands, Wood Products and Cellulose Fibers segments. The Company’s businesses tend to be cyclical and influenced by separate factors, highlighting the need to view each of the Company’s businesses separately. The AIP is designed to be easy for employees to understand and give them a clear view of the effect of their business improvement efforts on their compensation.

Funding for the AIP is primarily (80%) based on the absolute return on net assets (“RONA”) of the businesses for the fiscal year. RONA is defined as earnings before interest and taxes (“EBIT”) divided by average net assets. For purposes of determining RONA, net assets equals total assets, less cash and short-term investments, accounts payable, and accrued liabilities other than income taxes payable. RONA is used as the performance measure given its strong link over time to total shareholder return in the basic materials sector and for Weyerhaeuser. The use of this measure is intended to focus participants on generating profitability, both through increasing revenues and controlling costs. In addition, use of this measure reinforces the importance of making capital investments that will improve the Company’s overall returns. The Compensation Committee has discretion to adjust the earnings used in the RONA calculation for special items as appropriate. In 2011, gains from sales of non-strategic assets, as well as charges for impairments and restructurings, were excluded.

Part of the funding for the AIP (20%) is based on the performance of each business against certain business metrics approved in advance by the Compensation Committee (the “business scorecard”). The business scorecard metrics are in areas such as financial and competitive performance, and performance against strategic goals. Funding for performance against the business scorecard metrics is capped at target or below by various factors, such as the failure to achieve profitability, and may be modified by the safety performance of the business.

Employees of businesses in the Forest Products segments, including the executive officer leading a segment and any staff function employee who works only in that business’s facilities or substantially in support of that business, receive bonuses based on the performance of the business against its RONA targets and business scorecard metrics, modified by the performance of the individual employee against his or her performance goals. Other staff function employees receive annual bonuses based on the actual funding of the AIP for the Timberlands, Wood Products, Cellulose Fibers and WRECO segments modified by the performance of the individual employee against his or her performance goals. This funding mechanism is designed to focus support staff efforts on helping all the businesses to be successful.

AIP RONA Target Setting

Business performance targets required to be met by the businesses to fund 80% of their AIP are established by the Compensation Committee at the beginning of each plan year and are not subject to adjustment by Company management. The Compensation Committee determines the level of RONA performance necessary for funding the threshold, target and maximum levels, which represent 20%, 100% and 200% of target funding levels. If the segment’s RONA performance is below the threshold, the funding level for this portion of the AIP is 0%.

These targets are established based on a variety of factors.

•	The amount required to fund the Company’s dividend is an important factor in establishing the threshold level.
•	The cost of capital for each segment, near-term outlook, and competitive position influences the level set for target funding.
•	Internal benchmarks of outstanding performance influence the level set for maximum funding.

AIP funding:

•	for each of the businesses is based 80% on the RONA achieved by the business, and
•	for the CEO is based 80% on the achievement of Company RONA targets.

For 2011, the Compensation Committee set RONA funding levels for the businesses and the CEO at the following levels:

RONA Performance for AIP Funding

	Threshold (20% Target Funding)	Target (100% Target Funding)	Above Target (150% Target Funding)	Maximum (200% Target Funding)
Timberlands	6%	9%	12%	17%
Wood Products	6%	9%	15%	20%
Cellulose Fibers	6%	9%	15%	20%
CEO	6%	10%	15%	17%

Different levels were used for funding at target or above for the Timberlands sector because of the long-term nature of the Timberlands asset, the nature of its returns and a difference in its cost of capital.

AIP Funding for the Business and Staff Plans

For 2011, based 80% on the RONA achieved by the businesses and 20% on their performance against their business scorecard metrics, the AIP funding for the businesses and non-embedded staff was as follows:

AIP Plan Funding

	RONA	Business Scorecard Metrics	AIP Funding Multiple
Timberlands	7.3%	High Achieves	0.74
Wood Products	<6%	Below	0
Cellulose Fibers	20%	Exceeds	2.0
WRECO	<6%	Below	0
Staff – Non-embedded	n/a	n/a	0.68

The total Company RONA was 5.67%, so the RONA portion of the AIP did not fund for the CEO.

Bonus Opportunities Under the AIP

At the beginning of the year, each position in the Company, including executive positions, was assigned a target bonus opportunity that reflected competitive practices in the market for similar positions. Targets for the named executive officers ranged from 75% to 125% of base pay. Payment of target bonus amounts was not guaranteed, but had to be earned based on the funding processes described for each plan above. The opportunity for each executive officer ranged from 0% to 200% of the target incentive value. Targets set for the CEO and the named executive officers were based on competitive market practices and designed to focus the executive on the goal of improved operating performance.

Bonus Allocation Process

At the end of each year, the Compensation Committee approves the funding for the bonus based on the performance of each business against its pre-determined financial targets and business scorecard metrics. The bonus opportunities for executive officers are adjusted up or down from each officer’s target opportunity based on the level of funding achieved (e.g. 50% funding would reduce an officer’s target opportunity by half). Funded awards are allocated to executive officers based on each officer’s PMP rating. These ratings are established based on a qualitative and quantitative assessment of performance against the officer’s pre-established goals (see “Compensation Philosophy, Principles and Processes – Performance Management”) and other individual performance criteria. In general, an executive officer with a PMP rating of “achieves” receives an annual incentive award at or near his or her funding-adjusted individual target level. Similarly, an executive officer with an “exceeds” rating receives an annual incentive award greater than his or her individual funding-adjusted target level. Those with a “below” rating receive less than the individual funding-adjusted target incentive opportunity. For 2011, each of the named executive officers was deemed to have performed at the level of achieves or above in relation to his or her goals.

Funding and Allocation Illustration

The board of directors determines the bonus to be paid to the CEO based on the recommendation of the Compensation Committee. The Compensation Committee determines the bonuses to be paid to executive officers based on recommendations by the chief executive officer, and chief human resource officer. For 2011, AIP targets and bonus awards were as follows:

Executive Officer	Target Bonus	2011 Bonus Earned
D.S. Fulton	125%	$425,000
P.M. Bedient	85%	$400,000
L.B. Burrows	85%	$0
S. Chandrasekaran	75%	$750,000
T. F. Gideon	85%	$400,000

Mr. Fulton’s bonus was below target because the RONA portion of the AIP did not fund for the CEO, but increased in recognition of his leadership of the Company during extremely challenging business conditions and to bring his compensation closer to market median. Ms. Bedient’s bonus was below target because the pool for staff positions under the AIP funded at less than one times target, but increased somewhat in recognition of her superior performance against her PMP performance goals, and her leadership in the Timberlands growth strategy and the Wood Products improvement work. The Wood Products AIP did not fund, so Mr. Burrows did not receive a bonus. Mr. Chandrasekaran’s bonus was above target in recognition of his leadership of the Cellulous Fibers businesses, which generated record earnings, and his acting as a consultant for the Wood Products business to help to return that business to profitability. Mr. Gideon’s bonus was below target because the Timberlands’ plan funded at less than one times target, but increased somewhat in recognition of his performance against his PMP performance goals.

Long-Term Incentive Compensation

Each year, target long-term incentive award opportunities are set for each of the Company’s senior officers, including the named executive officers. Target award opportunities generally are set at the median of peer companies. Grants of long-term incentives are not guaranteed and must be earned each year. These opportunities may be increased or decreased based on the executive officer’s PMP rating, using the criteria described in “Compensation Philosophy, Principles and Processes – Performance Management.” Participants do not receive an equity grant if performance against their PMP performance goals does not meet minimum standards. In general, a PMP rating of “achieves objectives” will result in long-term incentive award at or near the target level opportunity. A rating of “exceeds objectives” may result in awards of up to 150% of an officer’s target opportunity. A rating of “below objectives” will result in below-target awards. For 2011, each of the named executive officers was deemed to have performed at the level of achieves or above in relation to his or her goals. The Compensation Committee also considers competitive market pressures, expected future contributions to the Company and retention concerns in determining the final grants to executive officers.

To fund the Company’s long-term compensation programs, the Compensation Committee establishes an equity pool available for grant in any given year. The pool level is set at the median level of competitive practices. For grants in 2011, the Compensation Committee established a pool of 3,081,535 shares or 0.575% of outstanding common shares to be available for grants of performance share units, options and restricted stock units to all participants. This assumes that performance share units will pay out at target. The Compensation Committee targets an annual share dilution rate of less than 2%. In addition, the Compensation Committee considers the accounting costs reflected in the Company’s financial statements when establishing the forms of equity to be granted and the size of the overall pool. The forms of equity selected are intended to be cost-efficient, and the overall cost must be within the acceptable levels for internal budgets.

Weyerhaeuser makes its annual long-term incentive grants in February of each year at the regular meeting of the Compensation Committee of the board, which typically is within one to two weeks after the Company publicly has released a report of its earnings. The Compensation Committee meeting date is the effective grant date for equity grants to all participants. For executive officers who are hired or promoted during the year, the Compensation Committee recommends compensation levels to the board in connection with the board’s appointment of the executive and approves equity grants for the executive that are effective upon the officer’s start date or the effective date of the promotion.

Total Long-Term Incentive Compensation Grants

The Compensation Committee established a target level of long-term incentives for each executive officer position based on the median of competitive market long-term incentive levels. For 2011, the target long-term incentive values (as a percent of base salary) for the named executive officers were:

Executive Officer	Target Long Term Incentive Value
D.S. Fulton	531%
P.M. Bedient	182%
L.B. Burrows	208%
S. Chandrasekaran	136%
T. F. Gideon	182%

The long-term incentive awards were granted in the form of performance share units, stock options, and restricted stock units, with 50% of the value of the award granted in the form of performance share units, 25% of the value in the form of stock options, and 25% of the value in the form of restricted stock units. Long-term incentive awards granted to the named executive officers were generally at or above target for the respective position. Mr. Fulton’s long-term incentive grant was above target to bring his total compensation closer to the market median and in recognition of superior performance against his PMP performance goals, successful conversion to a REIT, financial strategy execution, management of the Company’s non-strategic assets, significant reductions in the Company’s SG&A costs, improvements in the Company’s stock price and total shareholder return, and his leadership of the Company during extremely challenging business conditions. Ms. Bedient’s long-term incentive grant was above target in recognition of the successful REIT conversion, management of the Company’s cash position and financial performance, leadership in changing the Company’s performance and improving operating performance of its businesses, leadership in developing strategies for aligning leadership behaviors with desired performance, effective leadership of key business and function leaders, strong relationships with the Company’s key external stakeholders and investors, and community relationships. Mr. Burrows long-term incentive grant was above target based on his successful leadership of WRECO to top quartile financial performance in the first half of the year, assuming the leadership of Wood Products, execution of a financial improvement plan for Wood Products, safety leadership, restructuring of Wood Products, strategic thinking, strong community and investor relations, and citizenship efforts. Mr. Chandrasekaran’s long-term incentive grant was above target in recognition of his disciplined leadership and successful execution of the Cellulose Fibers’ business strategy, development of a strong business leadership team, safety accomplishments, strong customer relationships, innovation work, and citizenship efforts. Mr. Gideon’s long-term incentive grant was at target in recognition of his safety accomplishments, operating cash flow management and earnings performance, leadership of the transition of accountabilities following the elimination of the Forest Products leadership role, assumption of the leadership of Timberlands, leadership of the new Weyerhaeuser Solutions business and leadership in reducing company SG&A costs.

Performance Share Awards

Weyerhaeuser granted performance share units to executive officers in 2011 to focus participants on strategic business goals and the effect of operational decisions on shareholder returns. A target number of performance share units were granted to the named executive officers in 2011. The initial number of performance share units actually earned was based on the Company’s performance against cash flow metrics during

2011. Cash flow is defined as Company net change in cash and cash equivalents excluding payments for dividends, debt and share repurchases; reduced by cash collected for stock option exercises; and adjusted for changes in book overdrafts and collateral posted for letters of credit. The initial number of performance share units earned will be adjusted up or down by 20% based on the Company’s two-year total shareholder return (“TSR”) relative to the S&P 500 during 2011 and 2012. This mix focuses the executive on the Company’s strategic business goal of cash generation as well as the Company’s shareholder return performance compared to a broad index of companies. Use of these measures balances operational and market performance and ensures that performance against each measure has a significant effect on earned compensation. At the end of the two-year performance period, 50% of the performance share units will be vested and released to the participant, with the remaining share units vesting 25% a year over the subsequent two-year period to further align management’s and shareholders’ interests.

For grants in 2011, the cash flow target was $380 to $400 million. Achievement of the cash flow target would determine the initial number of performance shares earned as shown below.

	Cash Flow
	Performance $ Mil.		% of Target Award
	<$	320	0%
		$320	50%
		$360	75%
Target performance		$380-$400	100%
		$440	125%
		$489	150%

2011 cash flow was $408 million, resulting in an initial number of shares earned equal to 105% of target. These shares will be decreased by 20% if the Company’s relative TSR ranking over the two-year period is in the 25th percentile or lower. No modification will occur if the Company’s relative TSR ranking is in the 50th percentile. The number of shares earned will be increased by 20% if the Company’s relative TSR ranking is in the 75th percentile or greater. Payout for performance between points will be linearly interpolated. The maximum number of shares that can be earned is capped at 150% of the target number of shares.

If the Company declares and pays dividends on the Company’s common stock during the time period when performance share units are outstanding, the performance share units will be credited with the dividends. To the extent the performance share units vest and are paid to participants, the dividends credited to the performance share units will also vest.

In the event of a retirement at age 62 or older or involuntary termination without cause, performance share units granted in 2011 continue to vest based on the following termination schedule:

•	Upon termination between six months from the grant date and the one-year anniversary, 25% of the awarded shares will continue to vest.
•	Upon termination between the first and second anniversary of the grant, 50% of the awarded shares will continue to vest.
•	Upon termination between the second and third anniversary of the grant, 75% of the awarded shares will continue to vest.
•	Upon termination after the third anniversary of the grant, 100% of the awarded shares will continue to vest.

Upon termination for other reasons, unvested shares cease to vest and are forfeited.

The following table shows the target number of performance share awards granted to each of the named executive officers and the initial number of performance share units earned based on the Company’s performance against the cash flow target for 2011. The initial number of performance share units will be adjusted the up or down by 20% at the end of 2012 based on the Company’s two-year TSR ranking relative to the S&P 500 during 2011 and 2012.

Executive Officer	Target 2011 Performance Share Units	Initial Number of Performance Share Units Earned
D.S. Fulton	96,000	100,800
P.M. Bedient	24,000	25,200
L.B. Burrows	22,500	23,625
S. Chandrasekaran	15,000	15,750
T. F. Gideon	26,277	27,591

The value of the performance share units granted in 2011 to the named executive officers was 50% of the long-term incentive grant with the specific value of the long-term incentive granted based on the factors described above under “Long-Term Incentive Grants.”

Stock Options

Stock options are issued at 100% of the fair market value (calculated using a Black-Scholes option valuation model as described in Note 17 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K) to reward executives only when the stock price increases. Awards granted in 2011 to executive officers, including the named executive officers, generally vest 25% a year over four years, and, if not exercised, expire after 10 years (or earlier in the case of termination of employment for certain reasons). In the event of retirement at age 62 or older, outstanding 2011 awards continue to vest and vested awards may be exercised during the remaining term of the grant. In 2011, the following awards of stock options were granted to the named executive officers:

Executive Officer	Stock Options granted in 2011
D.S. Fulton	159,000
P.M. Bedient	40,000
L.B. Burrows	37,500
S. Chandrasekaran	25,000
T. F. Gideon	43,795

The value of the stock options granted in 2011 to the named executive officers was 25% of the value of the long-term incentive grant with the specific value of the long-term incentive grant based on the factors described above under “Long-Term Incentive Grants.”

Restricted Stock Awards

In 2011, the Company awarded 25% of the value of the long-term incentive compensation granted to executive officers in the form of restricted stock units. We grant restricted stock awards to align the interests of our executives with those of our shareholders by creating a strong incentive to create and preserve long-term shareholder value. Through restricted stock, our executives, like our shareholders, share both the risks and rewards of stock ownership. In addition, restricted stock rewards total shareholder return, whether delivered through share price appreciation or dividends. We believe this is appropriate since, as a REIT, our dividend distribution requirements lead to a significant portion of our total shareholder return being delivered through our dividends. Through multi-year vesting, the restricted stock grants also serve as a retention device.

In the event of a retirement at age 62 or older or involuntary termination without cause, restricted stock units granted in 2011 continue to vest based on the following termination schedule:

•	Upon termination between six months from the grant date and the one-year anniversary, 25% of the awarded shares will continue to vest.
•	Upon termination between the first and second anniversary of the grant, 50% of the awarded shares will continue to vest.
•	Upon termination between the second and third anniversary of the grant, 75% of the awarded shares will continue to vest.
•	Upon termination after the third anniversary of the grant, 100% of the awarded shares will continue to vest.

Upon termination for other reasons, unvested shares cease to vest and are forfeited.

In 2011, the following awards were granted to the named executive officers, as well as the CEO and CFO.

Executive Officer	Restricted Stock Units
D.S. Fulton	48,000
P.M. Bedient	12,000
L.B. Burrows	11,250
S. Chandrasekaran	7,500
T. F. Gideon	13,139

The value of the restricted stock units granted in 2011 to the named executive officers was 25% of the value of the long-term incentive grant with the specific value of the long-term incentive grant based on the factors described above under “Long-Term Incentive Grants.”

Other Benefits

All U.S. and Canadian salaried employees, including executive officers, are eligible for:

•	a defined benefit retirement or pension plan,
•	a defined contribution retirement plan,
•	health and dental coverage,

•	Company-paid term life insurance,
•	disability insurance,
•	paid time off and
•	paid holidays.

These rewards are designed to be competitive with overall market practices and are in place to attract and retain the talent needed in the business. In addition, officers may be eligible to participate in a supplemental retirement plan and deferred compensation plan and to receive other benefits described below.

Supplemental Retirement Plan

Executives and other highly-paid officers in the U.S. are eligible to participate in the Supplemental Retirement Plan (the “Supplemental Plan”). The Supplemental Plan provides the benefits that would otherwise be provided under the qualified plan, but are not due to limits imposed by the Internal Revenue Code. The Supplemental Plan is provided because it is a competitive practice within the basic materials industry. Supplemental Plan benefits are paid outside the Weyerhaeuser Pension Plan (the “Plan”) from the general funds of the Company. Consistent with general market practices, these benefits are determined based on compensation paid in the five consecutive years when the officer was paid the highest total compensation during the 10 calendar years before his or her retirement. Total compensation means base salary plus any award under the Company’s eligible annual incentive compensation plans, limited to one times base pay. This amount is multiplied by the formula for determining salaried plan benefits under the Plan. The Compensation Committee believes that the Company should provide competitive retirement benefits linked to overall Company performance through the Supplemental Plan funding mechanism. Details of the plan benefits and the amounts accrued to each named executive officer are found in the Pension Benefits Table.

Deferred Compensation

Selected high-level employees, including executive officers, also are eligible to participate in a deferral plan. The deferral plan provides the opportunity to defer up to 50% of base salary and up to 100% of cash bonuses into an interest-bearing account for payment at a future date. This plan is provided to be competitive in the market for executive talent, and to provide executives with a tax-efficient alternative for receiving earnings at a nominal cost to the Company. The interest earned for deferred compensation is determined each year by the Compensation Committee. The current interest rate formula is the average of 90-day Treasury bill rates over the prior year plus 3%. The 2011 rate of 3.12% is not considered to be a preferential return when compared to the applicable long-term federal rate.

In addition, under the deferral program, eligible participants, including executive officers, can choose to defer all or a portion of any cash bonus into a deferral account denominated in Weyerhaeuser common stock equivalent units. The Company applies a 15% premium to the deferred amounts if payment is delayed for at least five years. The value of the deferred account grows or declines based on the performance of Weyerhaeuser stock (plus dividends). The purpose of the program is to further align executive interests with those of shareholders by providing an incentive linked to the performance of Weyerhaeuser stock. 2011 contributions and year-end account balances can be found in the Non Qualified Deferred Compensation table.

Additional Benefits

Another benefit available to certain Company officers, including executive officers, is additional company-paid life insurance. The Company does not provide vehicles for personal use or personal travel for executives on Company aircraft.

SUPPLEMENTARY COMPENSATION POLICIES

Weyerhaeuser uses additional policies to ensure that the overall compensation structure is responsive to shareholder interests and competitive with the market, including stock ownership requirements.

Stock Ownership Requirements

Stock ownership requirements for executive officers have been in place since 1996, and were amended in 2011. Under the current requirements, each executive officer must acquire and hold a multiple of his or her base salary in shares of Weyerhaeuser stock. Minimum ownership levels are based on the executive’s salary grade and range from one to five times base salary as follows.

Position	Holding Requirement	Sources Included
CEO	5X base salary value

•   direct ownership of common shares,

•  the value of amounts deferred into a stock equivalent account (through the voluntary deferral program described above)

•  shares of Company stock held in the Company’s 401(k) plan

EVPs	3X base salary value
SVP (grades 56-57)	2X base salary value
SVP (grades 54-55)	1.5X base salary value
Sr. Officers	1X base salary value

Until the required ownership levels are achieved, executives must retain 75% of the net profit shares acquired when restricted stock and performance share awards vest. Net profit shares are shares remaining after payment of taxes upon vesting.

OTHER FACTORS AFFECTING COMPENSATION

Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

In establishing total compensation for the CEO and the named executive officers, the Compensation Committee considered the effect of Section 162(m) of the Internal Revenue Code. However, the Company believes that it is important to preserve flexibility in administering compensation programs in a manner designed to attract, retain and reward high-performing executives or promote varying corporate goals. Accordingly, the Company has not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts paid under any of the Company’s compensation programs, including salaries and annual incentive plan bonuses may not qualify under the IRS rules as compensation excluded from the limitation on deductibility. Weyerhaeuser has a salary and deferral plan that permits compensation deferred under the plan to be exempt from the limit on tax deductibility.

For individual tax purposes, the Company typically withholds shares to cover taxes resulting from vesting of performance share awards and restricted stock awards.

Change in Control Agreements

The Company has entered into change in control agreements with each of its executive officers. The Compensation Committee believes that change in control policies are an important element of the executive compensation program, support shareholder value creation and are necessary to attract and retain senior talent in a competitive market. Because the agreements give the executive officers reasonable assurance of transitional employment support, the Compensation Committee believes executive officers are able to maintain a more balanced, shareholder-focused approach to change in control situations. The Compensation Committee believes it is appropriate to have such agreements provided the agreements are subject to renewal and accordingly, each of the severance agreements generally expires after three years. The Compensation Committee periodically reviews the benefits provided under the agreements to ensure that they serve the Company’s interests in retaining these key executives, are consistent with market practice and are reasonable.

These agreements effective during 2011 provided for specified payments and other benefits if the officer’s employment was terminated by the Company or its successor during the period beginning on the effective date of a change in control of the Company and ending 24 months after a change in control. Change in control payments are not made if the termination is for cause, retirement, disability or death. Change in control payments also may be required if the officer leaves voluntarily because of significant changes in the officer’s circumstances following the change in control. See the description of the specific factors that would result in a change in control payment and the amounts that can be received in connection with a change in control in “Potential Payments Upon Termination or Change in Control” below. The changes triggering a change in control payment and the amounts paid are intended to give the executive officers reasonable assurance of a long-term employment opportunity, enable them to have a balanced perspective in making overall business decisions, and be competitive within overall market practices.

In addition, the Company’s long-term incentive plans provide that in the event officer is terminated during the period beginning the effective date of a change in control and ending 24 months after a change in control of the Company, all outstanding options held by the officer become exercisable and restricted stock units are vested and released for sale. The accelerated vesting and payout of equity grants in the event of a change in control are intended to allow the executives to recognize the value of their contributions to the Company and not affect management decisions following termination. The agreements do not provide for payment of “golden parachute” excise taxes, if any.

Severance Agreements

The Company has severance agreements with each of its executive officers. Under these agreements, the executive receives severance benefits upon termination unless the termination is for cause, is a result of the Company’s mandatory retirement policy, is because of the death or disability of the executive or is because the executive leaves or retires voluntarily. The specific amounts that executive officers would receive as severance payments are described in “Potential Payments Upon Termination or Change in Control” below. The Compensation Committee believes that severance policies are an essential component of the executive compensation program and are necessary to attract and retain senior talent in a competitive market. The Compensation Committee believes it is appropriate to have such agreements provided the agreements are subject to renewal and accordingly, each of the severance agreements expires after a limited term. The Compensation Committee periodically reviews the benefits provided under the agreements to ensure that they serve the Company’s interests in retaining these key executives, are consistent with market practice and are reasonable.

COMPENSATION COMMITTEE

The Compensation Committee of the board of directors is comprised entirely of directors who are not employees of the Company and who are independent within the meaning of the listing requirements of the New York Stock Exchange. The Compensation Committee is responsible for reviewing and approving:

•	the strategy and design of the Company’s compensation, equity-based and benefits programs for Company employees, including its executive officers;
•	corporate performance goals for company-wide incentive programs;
•	overall funding for the Company’s annual and long-term incentive programs based on performance against those goals;
•

performance goals and objectives for the chief executive officer, the evaluation of the chief executive officer’s compensation in light of his performance against those goals and objectives, and the recommendation to the board for the approval of the chief executive officer’s compensation based on this evaluation; and

•	base salary increases and annual and long-term incentive payments for executive officers and for certain other business and function leaders of the Company.

The Compensation Committee’s compensation decisions are based on these factors:

•	corporate performance,
•	individual performance of the executive compared to agreed-upon performance goals,
•	position of the executive’s salary in the assigned pay range and relative to market pay levels,
•	experience and
•	the salary budget for the Company.

In addition, the Compensation Committee reviews and recommends to the board compensation for serving as a director.

During the first half of 2011, the Compensation Committee retained Mercer to advise the Committee on compensation strategy, plan design and executive compensation levels. Mercer also advised the Committee on compensation practices for directors. Effective as of September of 2011, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“Cook & Co.”) to act as its compensation consultant and provide the services previously provided by Mercer. Weyerhaeuser’s human resources organization serves as the management liaison to the Committee and provides additional counsel, data and analysis as requested by the Committee.

The Compensation Committee formulates an annual agenda for its activity and reviews it periodically. The agenda is designed to cover necessary regular approvals as well as special topics. As part of its agenda, the Committee regularly reviews market trends, changes in competitive practices, and alignment of the Company’s compensation programs with the strategy and needs of the business.

The Compensation Committee Charter includes an overview of the membership, purpose, goals and responsibilities, structure and operations of the Committee, and can be found on the Company’s website at www.weyerhaeuser.com under “Company” at the top of the page, “Investors,” and then under the “Governance” link. Paper copies may be obtained by written request to Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, WA 98063-9777 or by email at CorporateSecretary@Weyerhaeuser.com

RELATIONSHIPS WITH COMPENSATION COMMITTEE CONSULTANT

The Compensation Committee has the sole authority from the board of directors for the appointment, compensation and oversight of the Company’s outside compensation consultant. From January 1 through August 30, 2011, the Committee retained Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), as its consultant to assist the Committee with its responsibilities related to the Company’s executive and board of director compensation programs. Mercer’s fees for executive compensation consulting to the Committee through August in fiscal year 2011 were $94,850. The executive compensation services provided include assisting in defining the Company’s executive compensation strategy, providing market benchmark information, supporting the design of incentive compensation plans, advising on the competitiveness of board of director compensation, and providing regulatory and governance guidance.

During the fiscal year, Mercer and its MMC affiliates were retained by Company management to provide services unrelated to executive compensation, including insurance brokerage and actuarial services for the Company’s pension plans. The aggregate fees paid for those other services through August in fiscal 2011 were $814,627. The Committee did not review or approve the other services provided by Mercer and its affiliates to the Company, as those services were approved by management in the normal course of business. Based on policies and procedures implemented by the Committee and by Mercer to ensure the objectivity of Mercer’s individual executive compensation consultant, the Committee believes that the consulting advice it received from Mercer was objective and not influenced by Mercer’s or its affiliates’ other relationships with the Company.

Effective as of September 1, 2011, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“Cook & Co.”) to act as its compensation consultant and provide the services previously provided by Mercer. A representative of Cook & Co. attends Compensation Committee meetings, as requested, and communicates with the Chair of the Compensation Committee between meetings. However, the Compensation Committee makes all decisions regarding the compensation of Weyerhaeuser’s executive officers.

Cook & Co. reports directly to the Compensation Committee and all work conducted by Cook & Co. for Weyerhaeuser is on behalf of the Committee. Cook & Co. provides no services to the Company other than these executive compensation consulting services, and has no other direct or indirect business relationships with the Company or any of its affiliates. All executive compensation services provided by Cook & Co. are conducted under the direction and authority of the Compensation Committee. In addition, in its consulting agreement with the Committee, Cook & Co. agrees to advise the Chair of the Compensation Committee if any potential conflicts of interest arise that could cause Cook & Co’s independence to be questioned, and to undertake no projects for

Weyerhaeuser management except at the request of the Compensation Committee Chair and as agent for the Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee acts on behalf of the board of directors to establish and oversee the Company’s executive compensation program in a manner that serves the interests of Weyerhaeuser and its shareholders. For a discussion of the Compensation Committee’s policies and procedures, see “Compensation Committee” above.

Management of the Company has prepared the Compensation Discussion and Analysis of the compensation program for the named executive officers in the Summary Compensation Table. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussions, the Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the proxy statement for the Company’s 2012 annual meeting of shareholders.

• Wayne W. Murdy, Chairman	• Kim Williams
• Debra A. Cafaro	• John I. Kieckhefer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Ms. Cafaro, Mr. Kieckhefer, Mr. Murdy and Ms. Williams served as members of the Compensation Committee during 2011. None of the members of the Compensation Committee was an officer of the Company or any of its subsidiaries during 2011 or any prior period. No executive officer of the Company served as a member of the compensation committee or as a director of any company where an executive officer of such company is a member of the Compensation Committee or is a director of the Company.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of independent directors as defined by the rules of the New York Stock Exchange and acts under a written charter. The current charter for the Committee can be found on the Company’s website at www.weyerhaeuser.com under “Company” at the top of the page, “Investors,” and then under the “Governance” link. If you would like a paper copy, you may request one by writing to Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, WA 98063-9777 or by sending an email to CorporateSecretary@Weyerhaeuser.com.

Management is responsible for the Company’s internal controls and the financial reporting process. KPMG LLP is the Company’s independent registered public accounting firm and is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing audit reports on the consolidated financial statements and the assessment of the effectiveness of internal controls over financial reporting. The Committee’s responsibility is to monitor and oversee these processes on behalf of the board of directors.

In this context, the Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and has reviewed, evaluated and discussed with that firm the written report and its independence from the Company.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Committee also has reviewed and discussed the audited financial statements with management.

Based on the reviews and discussions described above, the Committee recommended to the board of directors that the audited financial statements and assessment of internal controls over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The Committee has selected KPMG LLP as the Company’s independent registered public accounting firm for 2012.

• D. Michael Steuert Chairman	• John I. Kieckhefer • Kim Williams
• Mark A. Emmert

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

POLICY

The board of directors recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest and may create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. As a result, the board prefers to avoid related party transactions. However, the board recognizes that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of the Company and its shareholders. For example, this would be true if the Company would be able to obtain products or services of a nature, quality or quantity on terms that are not readily available from other sources, or when the Company provides products or services to related persons on an arm’s-length basis and on the same kind of terms provided to unrelated third parties. As a result, the board has delegated to the Audit Committee the responsibility to review related party transactions. The committee has the authority to approve a related party transaction if the committee determines that the transaction is on terms that are not inconsistent with the best interest of the Company and its shareholders.

RELATED PARTY TRANSACTIONS

The board has defined related party transactions as any arrangement or relationship with the Company when the amount of the transaction or the amount of combined similar transactions is greater than $120,000 and when a related person has a material interest. A related person is anyone who is:

•	a director or executive officer of the Company,
•	a shareholder who beneficially owns more than 5% of the Company’s stock,
•	an immediate family member of any of the Company’s directors or executive officers or
•	a company or charitable organization or entity in which any of these persons has a role similar to that of an officer or general partner or beneficially owns 10% or more of the entity.

APPROVAL AND CONTINUING REVIEW

The director or executive who is a related person or has a family member who is a related person must tell the Company’s Corporate Secretary about any proposed related party transaction and give the Corporate Secretary all the facts and circumstances of the proposed transaction. If the Corporate Secretary investigates and decides the transaction would be a related party transaction, the transaction is brought to the Audit Committee for review. The committee reviews all the facts and circumstances, including the potential effect on a director’s independence if the Company enters into the transaction. The committee approves the transaction only if it decides that the transaction is not inconsistent with the best interests of the Company and its shareholders. The chair of the Audit Committee has the authority to approve transactions on behalf of the committee in between committee meetings if it is not practical to wait until the next committee meeting for a review.

Whenever a member of the Audit Committee is a related person, the transaction is reviewed only by the disinterested members of the committee. If multiple members of the committee, including the chair of the committee, are related persons, the disinterested members of the board of directors review the transaction rather than the committee. Any related party transaction approved by the chair of the committee between meetings must be reported to the committee. Material related party transactions that are approved by the committee must be reported to the board of directors.

The Audit Committee also reviews any related party transactions of which the Company becomes aware that were not approved by the committee in advance. The committee evaluates the transaction using the same process and standards it would use to approve a transaction before it is entered into. The committee decides whether to ratify the transaction or require an amendment of the terms of the transaction or to terminate the transaction. At its first meeting each year, the committee reviews any ongoing related party transaction in which the amount of the transaction is still greater than $120,000. The committee decides if the transaction is still in the best interests of the Company or if the transaction should be modified or terminated.

CODE OF ETHICS

The Company’s first Code of Ethics was issued in 1976. The Code of Ethics currently is in its eighth edition and is issued to all directors and employees. It also is available to customers, contractors, suppliers and the public. The current edition of the Code of Ethics is available on the Company’s web site at www.weyerhaeuser.com under “Company” at the top of the page, “Investors,” and then under the “Governance” link. If you would like to receive a paper copy, you may request one by writing to Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, WA 98063- 9777 or by sending an email to CorporateSecretary@Weyerhaeuser.com.

PROHIBITION AGAINST HEDGING

The board of directors has approved a policy that prohibits our directors and executive officers from hedging their ownership of the Company’s stock, including trading in options, puts, calls, or other derivative instruments related to Company stock or debt. A copy of the Company’s hedging policy is available on the Company’s web site at www.weyerhaeuser.com under “Company” at the top of the page, “Investors,” and then under the “Governance” link. If you would like to receive a paper copy, you may request one by writing to Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, WA 98063- 9777 or by sending an email to CorporateSecretary@Weyerhaeuser.com.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1)($)	Stock Awards (2)($)	Option Awards (3)($)	Non-Equity Incentive Plan Comp (4)($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)($)	All Other Comp (6)($)	Total ($)
D.S. Fulton President and Chief Executive Officer	2011 2010 2009	875,000 800,000 830,769	3,598,800 1,712,880 952,875	1,198,860 2,102,068 1,642,500	425,000 600,000 0	-27,963 675,943 1,426,256	7,998 907 18,166	6,077,695 5,891,798 4,870,566

P.M. Bedient Executive Vice President and Chief Financial Officer	2011 2010 2009	592,500 563,000 577,385	899,700 460,059 181,427	301,600 925,536 471,954	400,000 418,608 0	293,734 156,419 202,981	70,789 5,246 11,174	2,558,323 2,528,868 1,444,921

L.B. Burrows Senior Vice President, Wood Products	2011 2010 2009	525,000 512,500 519,231	843,469 75,000 0	282,750 584,308 232,200	0 461,423 199,750	755,266 493,572 417,799	7,998 6,283 21,641	2,414,483 2,132,079 1,390,621

S. Chandrasekaran Senior Vice President, Cellulose Fibers	2011 2010 2009	487,547 434,093 434,077	562,313 278,343 99,099	188,500 546,533 257,790	750,000 371,250 0	487,418 222,118 321,270	14,470 1,082 8,147	2,490,248 1,853,419 1,120,383

T. F. Gideon Executive Vice President, Timberlands	2011 2010 2009	598,750 587,500 602,308	985,071 510,296 251,559	330,214 1,267,126 654,390	400,000 303,450 0	885,644 459,828 868,703	7,998 4,956 9,369	3,207,677 3,133,156 2,386,329

(1)	The amount reported in this column for each executive officer reflects the dollar amount paid in cash of base salary in the fiscal year. In fiscal year 2009 there were 27 pay periods.

(2)	Amounts in this column for all grants of restricted share units and performance share units to all officers included in the table and for all periods reflect the grant date fair value of awards granted under the Company’s Long-Term Incentive Plan computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Details regarding 2011 stock awards can be found in the table “Grants of Plan-Based Awards.” Details regarding outstanding stock awards can be found in the table “Outstanding Equity Awards At Fiscal Year End.” The value of performance share units at the highest level of achievement is $3,674,880 for Mr. Fulton, $918,720 for Ms. Bedient, $861,300 for Mr. Burrows, $574,200 for Mr. Chandrasekaran, and $1,005,884 for Mr. Gideon.

(3)	Amounts in this column for all grants of stock options to all officers included in the table and for all periods reflect the grant date fair value of awards granted under the Company’s Long-Term Incentive Plan computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. (See Note 17 of “Notes to Consolidated Financial Statements” in the Company’s Annual Report on Form 10-K.”) Details regarding 2011 stock option awards can be found in the table “Grants of Plan-Based Awards.” Details regarding outstanding stock option awards can be found in the table “Outstanding Equity Awards At Fiscal Year End.”

(4)	Amounts for Mr. Fulton, Ms. Bedient, Mr. Chandrasekaran and Mr. Gideon represent the value of the incentive awards earned in fiscal year 2011, 2010 and 2009, paid in the first quarters of 2012, 2011 and 2010, respectively, based on the Company’s performance and the performance of the Company’s businesses against performance levels set by the Compensation Committee of the board. The measures are described in “Compensation Discussion and Analysis—Compensation Components—AIP—AIP Performance Measures and Plan Mechanics” above. The values for Mr. Burrows paid in 2010 and 2009 represent the value of short-term incentive awards earned in fiscal years 2009 and 2008, paid based on the performance of Weyerhaeuser Real Estate Company against performance levels set by the Compensation Committee of the board and described below in “Non-Equity Incentive Plan Compensation.”

(5)	Amounts represent annual changes in the actuarial present value of accumulated pension benefits. There were no preferential earnings on nonqualified deferred compensation in 2011. (Preferential or above market earnings is considered to be interest greater than 120% of the applicable federal long-term rate (annual long term rate in effect for January 2011.)

(6)	Amounts reported for 2011, 2010 and 2009 that represent All Other Compensation for each of the named executive officers are described in the following table:

Name	Year	Company Contribution to Defined Contribution Plan ($)	Executive Term Life Insurance Premium ($)	Financial Counseling ($)	Relocation and Temporary Living ($)	Total ($)
D. S. Fulton	2011 2010 2009	7,350 0 12,005	648 907 1,057	0 0 5,104	0 0 0	7,998 907 18,166
P. M. Bedient	2011 2010 2009	7,350 4,598 8,832	648 648 1,057	0 0 1,285	0 0 0	7,998 5,246 11,174
L.B. Burrows	2011 2010 2009	7,350 5,635 4,846	648 648 1,057	0 0 1,285	0 0 14,453	7,998 6,283 21,641
S. Chandrasekaran	2011 2010 2009	5,469 434 7,090	648 648 1,057	0 0 0	0 0 0	6,117 1,082 8,147
T. F. Gideon	2011 2010 2009	7,350 4,308 7,027	648 648 1,057	0 0 1,285	0 0 0	7,998 4,956 9,369

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2011

Name	Type of Award	Grant Date(1)	Estimated Future Payouts Under Equity Long-Term Incentives			Stock Awards: Number of Shares of Stock or Units (#)	Option Awards: No. of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Closing Price ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold (#)	Target (#)	Maximum (#)
D. S. Fulton	PSU RSU Option	2/9/2011 2/9/2011 2/9/2011	48,000	96,000	144,000	48,000	159,000	24.16	24.32	2,449,920 1,148,880 1,198,860
P. M. Bedient	PSU RSU Option	2/9/2011 2/9/2011 2/9/2011	12,000	24,000	36,000	12,000	40,000	24.16	24.32	612,480 287,220 301,600
L. B. Burrows	PSU RSU Option	2/9/2011 2/9/2011 2/9/2011	11,250	22,500	33,750	11,250	37,500	24.16	24.32	574,200 269,269 282,750
S. Chandrasekaran	PSU RSU Option	2/9/2011 2/9/2011 2/9/2011	7,500	15,000	22,500	7,500	25,000	24.16	24.32	382,800 179,513 188,500
T. F. Gideon	PSU RSU Option	2/9/2011 2/9/2011 2/9/2011	13,139	26,277	394,155	13,139	43,795	24.16	24.32	670,589 314,482 330,214

(1)	The Compensation Committee approves Weyerhaeuser long-term incentive grants to executive officers at its regular meetings. The Compensation Committee meeting date is the effective grant date for equity grants to named executive officers other than the CEO. Compensation for the CEO is approved by the board of directors based on recommendation by the Compensation Committee. The date of approval by the board of directors is the effective grant date for grant to the CEO.

(2)	Stock options are granted under the Company’s Long-Term Incentive Plan, which provides that the exercise price for stock options is the average of the high and low stock price on the date of grant.

NON-EQUITY INCENTIVE PLAN COMPENSATION

These amounts are annual cash incentives under the Company’s AIP, except for amounts in 2010 and 2009 to Mr. Burrows, which represent his earnings under the WRECO Short-Term Incentive Plan (“STIP”) described below. The AIP is funded based 80% on the RONA performance (defined in

“Compensation Discussion and Analysis—Compensation Components—Determination of Compensation—AIP Performance Measures and Plan Mechanics” above) of each of the Company’s segments and 20% based on the performance of segment businesses against the business scorecard metrics approved in advance by the Compensation Committee, such as competitive performance, financial measures and performance against strategic goals. Funding for performance against the business scorecard metrics is capped at target if the business fails to achieve profitability and may be modified by the safety performance of the business. For each year a threshold, target and maximum goal is established by the Compensation Committee that represents 20%, 100% and 200% target funding levels for that portion of the funding. For 2011, the threshold performance goal to fund the RONA portion of the AIP was 6% RONA for the AIP in general. For Timberlands, target funding was set at 9% and maximum was set at 17% RONA. For the Wood Products and Cellulose Fibers businesses, target funding was set at 10% and maximum was set at 20%. Funding under the AIP for the CEO is based 80% on achievement of Company RONA and 20% on his performance against his PMP goals approved by the board of directors. The Company RONA threshold for funding for the CEO was set at 6%, target funding level is 10% and maximum funding level is 17% RONA. At the end of 2011, the committee approved funding for the incentive pool based on performance against the pre-determined RONA targets and the business scorecard metrics.

Funding for the WRECO STIP is based in part on WRECO’s absolute return on investment (“ROI”), in part on WRECO’s absolute ROI, in part based on its competitive ROI ranking and in part based on performance against a set of business metrics. ROI is defined as WRECO annual earnings before interest expense, capitalized interest amortized to cost of sales and taxes, divided by a five-quarter average of Invested Capital. Invested Capital is defined as total assets, less non-interest bearing liabilities and capitalized interest. The ROI targets are established for each plan year by the WRECO President and approved by the Company’s CEO and the Compensation Committee. The minimum ROI threshold to fund the absolute and relative competitive ranking components of the STIP in 2010 and 2009 was 6% and 5.5%, respectively. For the absolute ROI component, target funding was set at 14% in both 2010 and 2009, and maximum funding of three times target would be achieved for an ROI of 40% or more in both 2010 and 2009. The threshold competitive ROI ranking required to fund that component of the STIP in 2010 and 2009 was a median competitive ranking, with a maximum possible funding of level of target for a competitive position of first place, provided that absolute ROI exceed 14%. The business metrics used for 2010 and 2009 funding focused on cash generation and pre-tax earnings. For 2010, WRECO achieved an ROI of 7%. For 2009, the ROI portion of the award did not fund. In each year, WRECO generated cash flow and pre-tax earnings in excess of threshold business metrics, and funded the 2010 and 2009 awards for Mr. Burrows, who was then the WRECO President, as described above.

EQUITY AWARDS

Values for performance share units, stock grants and options grants in the summary compensation table and numbers included in the grants of plan-based awards table relate to performance share units, restricted stock units or options granted to the named executive officers under the Company’s 2004 Long-Term Incentive Plan (the “Plan”). The Plan provides for the award of stock options, stock appreciation rights, restricted stock and restricted stock units, and performance shares and performance share units. The Plan provides that options must be granted at fair market value and it prohibits the repricing of outstanding options. The Plan has been filed with Securities and Exchange Commission and is available at www.sec.gov. The Plan is administered by the Compensation Committee, which has retained the exclusive authority to make awards under the Plan. The committee approves all long-term incentive grants to executive officers other than the CEO, whose grants are approved by the board. The committee also approves the overall grant pool and individual grants for all other participants. The primary purpose of the Plan is to link compensation with the long-term interests of shareholders.

February 9, 2011 Performance Share Unit Awards

Performance share units granted to each of the named executive officers on February 9, 2011 are earned based on the Company’s performance against cash flow targets during 2011, adjusted based on the Company’s relative total shareholder return during 2011 and 2012. A target number of performance share units were granted to the named executive officers in 2011. The initial number of performance share units actually earned was based on the Company’s performance against cash flow metrics during 2011. This number will be adjusted up or down by 20% based on the Company’s two-year total shareholder return (“TSR”) relative to the S&P 500 during 2011 and 2012. On the second anniversary of the grant, 50% of the final number of performance share units earned will be vested and released to the participant, with an additional 25% vesting and being released on the third anniversary of the grant date. Full vesting occurs on the fourth anniversary of the grant date. During the vesting period, nonvested awards earn the equivalent of dividends, which are credited as additional performance share units, subject to the same vesting and release schedule as the original awards. In the event of a retirement at age 62 or older or involuntary termination without cause, performance share units granted in 2011 continue to vest based on the following termination schedule: upon termination between six months from the grant date and the one-year anniversary, 25% of the awarded share units will continue to vest; upon termination between the first and second anniversary of the grant, 50% of the awarded share units will continue to vest; upon termination between the second and third anniversary of the grant, 75% of the awarded share units will continue to vest; and upon termination after the third anniversary of the grant, 100% of the awarded share units will continue to vest. Upon termination for other reason, unvested performance share units cease to vest and are forfeited.

February 9, 2011 Option Grant

Options granted to each of the named executive officers on February 9, 2011 as long-term incentive compensation are exercisable beginning 12 months after the grant date, with 25% of the shares in the grant becoming exercisable at that time and with an additional 25% of the shares becoming exercisable on each successive anniversary of the grant date. Full vesting occurs on the fourth anniversary of the grant date. The options were granted for a term of 10 years and may be subject to earlier termination if the executive terminates employment for reasons other than retirement. In the event of a retirement at age 62 or older, these options continue to vest and remain outstanding until the expiration of the 10-year term.

February 9, 2011 Restricted Stock Unit Awards

Restricted stock units granted to each of the named executive officers on February 9, 2011 vest over four years beginning 12 months following the grant date, with 25% of the shares becoming vested and available for release at that time, and an additional 25% vesting and becoming available for release on each successive anniversary of the grant date. Full vesting occurs on the fourth anniversary of the grant date. During the vesting period, nonvested awards earn the equivalent of dividends, which are credited as additional restricted stock units, subject to the same vesting and release schedule as the original awards. In the event of a retirement at age 62 or older or involuntary termination without cause, restricted stock units granted in 2011 continue to vest based on the following termination schedule: upon termination between six months from the grant date and the one-year anniversary, 25% of the awarded stock units will continue to vest; upon termination between the first and second anniversary of the grant, 50% of the awarded stock units will continue to vest; upon termination between the second and third anniversary of the grant, 75% of the awarded stock units will continue to vest; and upon termination after the third anniversary of the grant, 100% of the awarded stock units will continue to vest. Upon termination for other reason, unvested restricted stock units cease to vest and are forfeited.

COMPENSATION COMPONENTS IN PROPORTION TO TOTAL COMPENSATION

The combination of the compensation components granted to an executive officer and the amount of each component is influenced by the role of the person in the Company, market surveys, the total value of all the compensation, and benefits and perquisites available to the person. The Committee reviewed a tally sheet of all compensation, benefits and perquisites provided to the CEO and the named executive officers in connection with its compensation decisions for these officers. In general, the Company positions itself at the median for each of the different components of total pay so total compensation for the CEO and the named executive officers is comparable to the Company’s peers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (4) (#)	Market Value of Shares or Units of Stock That Have Not Vested (5) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested (5) ($)
D. S. Fulton	02/11/2004 02/16/2005 02/15/2006 02/14/2007 02/20/2008 06/19/2008 02/18/2009 02/18/2009(3 02/10/2010 02/09/2011)	119,445 119,447 75,651 76,440 179,160 258,817 165,877 0 99,529 0	0 0 0 0 59,721 86,273 165,878 331,755 298,590 159,000	23.6660 23.9220 26.2690 30.3890 23.5570 20.8720 9.5280 9.5280 14.8030 24.160	02/11/2014 02/16/2015 02/15/2016 02/14/2017 02/20/2018 06/19/2018 02/18/2019 02/18/2019 02/10/2020 02/09/2021	— — — — 4,500 — 18,750 — 32,400 48,000	— — — — 84,015 — 350,063 — 604,908 896,160	— — — — — — — — — 96,000	— — — — — — — — — 1,792,320
P. M. Bedient	02/11/2004 02/16/2005 02/15/2006 02/14/2007 04/19/2007 02/20/2008 02/18/2009 02/18/2009(3 02/10/2010 02/09/2011)	26,554 29,199 18,581 25,217 53,087 50,762 31,583 0 43,822 0	0 0 0 0 0 16,921 31,583 126,332 131,469 40,000	23.6660 23.9220 26.2690 30.3890 28.9310 23.5570 9.5280 9.5280 14.8030 24.160	02/11/2014 02/16/2015 02/15/2016 02/14/2017 04/19/2017 02/20/2018 02/18/2019 02/18/2019 02/10/2020 02/09/2021	— — — — — 1,913 3,570 — 8,703 12,000	— — — — — 35,716 66,652 — 162,485 224,040	— — — — — — — — — 24,000	— — — — — — — — — 448,080
L.B. Burrows	02/11/2004 02/16/2005 02/15/2006 02/14/2007 02/20/2008 03/31/2008 02/18/2009 02/10/2010 10/14/2010 02/09/2011	26,544 23,094 24,421 22,828 19,907 19,907 0 0 3,912 0	0 0 0 0 6,636 6,636 47,773 71,661 11,738 37,500	23.6660 23.9220 26.2690 30.3890 23.5570 24.2050 9.5280 14.8030 15,7800 24.160	02/11/2014 02/16/2015 02/15/2016 02/14/2017 02/20/2018 03/31/2018 02/18/2019 02/10/2020 10/14/2020 02/09/2021	— — — — — — — — 3,522 11,250	— — — — — — — — 65,756 210,038	— — — — — — — — — 22,500	— — — — — — — — — 420,075
S. Chandrasekaran	02/11/2004 02/16/2005 02/15/2006 02/14/2007 02/20/2008 02/18/2009 02/18/2009(3 02/10/2010 02/09/2011)	4,446 7,433 8,455 37,161 38,818 17,251 0 25,877 0	0 0 0 0 12,940 17,251 69,005 77,633 25,000	23.6600 23.9220 26.2690 30.3890 23.5570 9.5280 9.5280 14.8030 24.160	02/11/2014 02/16/2015 02/15/2016 02/14/2017 02/20/2018 02/18/2019 02/18/2019 02/10/2020 02/09/2021	— — — — 1,463 1,950 — 5,265 7,500	— — — — 27,314 36,407 — 98,298 140,025	— — — — — — — — 15,000	— — — — — — — — 280,050
T. F. Gideon	02/11/2004 02/16/2005 02/15/2006 02/14/2007 02/20/2008 02/20/2008 02/18/2009 02/18/2009(3 02/10/2010 02/09/2011)	7,698 38,091 41,409 50,433 37,026 9,954 23,791 0 60,062 0	0 0 0 0 12,343 3,318 43,792 175,166 179,990 43,795	23.6660 23.9220 26.2690 30.3890 23.5570 23.5570 9.5280 9.5280 14.8030 24.160	02/11/2014 02/16/2015 02/15/2016 02/14/2017 02/20/2018 02/20/2018 02/18/2019 02/18/2019 02/10/2020 02/09/2021	— — — — — 1,395 4,950 — 9,653 13,139	— — — — — 26,045 92,417 — 180,222 245,305	— — — — — — — — — 26,277	— — — — — — — — — 490,592

•	Grants awarded in 2011 are also reported in the Summary Compensation Table and the Grants of Plan Based Awards for Table.

(1)	For a better understanding of the equity awards included in this table, we have provided the grant date.

(2)	With the exception of the special retention options granted on February 18, 2009, all option grants vest and are exercisable beginning 12 months after the grant date, with 25% of the options becoming exercisable at that time and with an additional 25% of the options becoming exercisable on each successive anniversary date. Full vesting occurs on the fourth anniversary of the grant date. Options were granted for a term of 10 years, and may be subject to earlier termination if the executive terminates employment for reasons other than normal retirement. With the exception of options granted on February 9, 2011, upon normal retirement, all unexercised options become exercisable. For options granted on February 9, 2011, upon retirement at age 62 or older the option continues to vest until the original expiration date.

(3)	Retention options granted on February 18, 2009 to Mr. Fulton, Ms. Bedient, Mr. Chandrasekaran, and Mr. Gideon vest and are exercisable beginning four years after the grant date, with 100% of the options vesting on that date. The options were granted for a term of 10 years, and may be subject to earlier termination if the executive terminates employment for reasons other than normal retirement. If the executive terminates employment prior to vesting for any reason other than death, disability or position elimination, the unexercised options are forfeited.

(4)	Stock awards granted on February 20, 2008, February 18, 2009, February 10, 2010 and February 9, 2011 are in the form of restricted stock units that vest over four years beginning 12 months following the grant date, with 25% of the units becoming vested and available for release at that time, and an additional 25% vesting and becoming available for release on each successive anniversary of the grant date. Full vesting occurs on the fourth anniversary of the grant date. During the vesting period, nonvested awards earn the equivalent of dividends, which are credited as additional restricted stock units, subject to the same vesting and release schedule as the original awards. Awards not yet released and any dividends credited to them are forfeited upon termination for any reason.

(5)	Values for restricted stock unit awards granted on February 20, 2008, February 18, 2009, February 10, 2010 and February 9, 2011 were computed by multiplying the market price of $18.67 for the Company’s common stock at end of fiscal year 2011 by the number of units.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2011

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (4)
D. S. Fulton	0	0	24,675	621,255
P. M. Bedient	0	0	6,597	166,097
L.B. Burrows	93,426	1,064,472	1,173	20,164
S. Chandrasekaran	0	0	4,192	105,541
T. F. Gideon	20,000	303,440	7,087	178,438

PENSION BENEFITS

Name	Plan Name	Years of Credited Service earned under Formula A (#) (1)	Present Value of Accumulated Benefit earned under Formula A ($) (2)		Years of Credited Service earned under Formula B (#) (3)	Present Value of Accumulated Benefit earned under Formula B ($) (4)		Total Years of Credited Service (#)	Total Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
D. S. Fulton	Pension Plan – Title B Supplemental Retirement Plan	34 34	$ $	1,509,004 5,879,979	2 2	$ $	55,864 217,317	36 36	$ $	1,564,868 6,097,296	0 0
P. M. Bedient	Pension Plan – Title B Supplemental Retirement Plan	7 7	$ $	280,951 539,970	2 2	$ $	45,787 89,961	9 9	$ $	326,738 629,931	0 0
L.B. Burrows	Pension Plan – Title B Supplemental Retirement Plan	21 21	$ $	844,369 1,408,178	2 2	$ $	46,875 78,203	23 23	$ $	891,244 1,486,381	0 0
S. Chandrasekaran	Pension Plan – Title B Supplemental Retirement Plan	15 15	$ $	668,468 915,753	2 2	$ $	53,143 72,827	17 17	$ $	721,611 988,580	0 0
T. F. Gideon	Pension Plan – Title B Supplemental Retirement Plan	32 32	$ $	1,311,834 2,645,206	2 2	$ $	48,456 97,742	34 34	$ $	1,360,290 2,742,948	0 0
(1)	Number of years of credited service as of December 31, 2009 rounded to the nearest whole year of credited service. These years of service are used for calculating Formula A accrued benefit only.

(2)	Actuarial present value of accumulated benefit computed as of the same pension plan measurement date used for financial reporting purposes under Financial Accounting Standards Board Accounting Standards Codification Topic 715 with respect to the Company’s audited financial statements for fiscal year 2011, using age 62, which is the earliest unreduced retirement age for the portion of the benefit earned under Formula A, or Executive’s actual age if greater. Estimates are based on current compensation and years of service.

3)	Number of years of credited service computed beginning on January 1,2010 and ending as of the same pension plan measurement date used for financial reporting purposes under Financial Accounting Standards Board Accounting Standards Codification Topic 715 with respect to the Company’s audited financial statements for fiscal year 2011 rounded to the nearest whole year of credited service. These years of service are used for calculating Formula B accrued benefit only.

(4)	Actuarial present value of accumulated benefit computed as of the same pension plan measurement date used for financial reporting purposes under Financial Accounting Standards Board Accounting Standards Codification Topic 715 with respect to the Company’s audited financial statements for fiscal year 2011, using age 65, which is the earliest unreduced retirement age for the portion of the benefit earned under Formula B, or Executive’s actual age if greater. Estimates are based on current compensation and years of service.

The Weyerhaeuser Pension Plan is a noncontributory, defined benefit pension plan. Title B, for salaried employees, provides normal retirement at age 65 and early retirement may be elected by any participant who has reached age 55 and has at least 10 years of vesting service. Each of the named executive officers is eligible for early retirement, with the exception of Ms. Bedient, who joined the Company in 2003 and has fewer than 10 years of vesting service. The Plan consists of two separate Formulas. Service accrued prior to January 1, 2010 was earned under Formula A and service accrued on and after January 1, 2010 is earned under Formula B. The annual retirement benefit payable upon normal retirement under Formula A is equal to (i) 1.1% of the participant’s average salary for the highest five consecutive years during the 10 calendar years before retirement, multiplied by the years of credited service accrued through December 31, 2009, plus (ii) 0.45% of such highest average annual salary in excess of the participant’s Social Security integration level (as such term is defined in the Plan), multiplied by the number of years of credited service accrued through December 31, 2009. The annual retirement benefit payable upon normal retirement under Formula B is equal to (i) 0.8% of the participant’s average salary for the highest five consecutive years during the 10 calendar years before retirement, multiplied by the years of credited service accrued on or after January 1, 2010, plus (ii) 0.3% of such highest average annual salary in excess of the participant’s Social Security integration level (as such term is defined in the Plan), multiplied by the number of years of credited service accrued on and after January 1, 2010. The benefit payable upon early retirement under Formula A is a percentage of the benefit that would be payable upon normal retirement and ranges from 72% at age 55 to 100% at age 62. The benefit payable upon early retirement under Formula B is a percentage of the benefit that would be payable upon normal retirement and ranges from approximately 47% at age 55 to 100% at age 65. A participant in a defined benefit pension plan generally is limited under the Internal Revenue Code to an annual benefit at Social Security normal retirement age of the lesser of (i) $195,000 (in 2011, but subject to adjustment) or (ii) 100% of the participant’s average compensation during the consecutive three-year period in which he or she received the highest compensation. Further reduction of this limitation may be required for retirement prior to the Social Security normal retirement age. The compensation used in determining benefits under this Plan is limited by Internal Revenue Code Section 401(a)(17) ($245,000 in 2011, but subject to adjustment). Mr. Fulton, Mr. Gideon, Mr. Chandrasekaran and Mr. Burrows were eligible for early retirement as of December 31, 2009 and, therefore, would be eligible to enroll in the Postretirement Medical Plan for Salaried Employees and to have a portion of their retiree medical premium paid by the Company provided they elect to retire before July 1, 2012.

Supplemental Retirement Plan benefits are paid outside the Weyerhaeuser Pension Plan from the general funds of the Company and are determined by applying the formula under the Plan – Title B – for salaried employees but including benefits that exceed the Internal Revenue Code limitations described above.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (4)
D. S. Fulton	0	0	23,390	0	1,397,533
P. M. Bedient	418,608	62,791	-55,383	0	1,220,920
L.B. Burrows	0	0	105,916	0	3,500,768
S. Chandrasekaran	174,756	8,353	-4,843	51,576	246,935
T. F. Gideon	0	0	5,605		314,698

(1)	The amount deferred and reported in this column is included in the Summary Compensation Table as salary earned and paid in 2011.

(2)	Employer paid premium on amounts deferred by the executive into the common stock equivalents account in the deferral plan, which are included in “All Other Compensation” in the Summary Compensation Table.

(3)	Fiscal 2011 earnings, which includes interest on amounts deferred into the fixed interest account of the deferral plan and appreciation or depreciation in the price of common stock equivalent units, plus dividend equivalents for amounts deferred in the common stock equivalents account in the deferral plan.

(4)	Amounts deferred and reported in this column include amounts that were reported as compensation in the Company’s Summary Compensation Table for previous years, interest earned on amounts deferred into the fixed-interest account of the deferral plan, any premium for amounts deferred into the common stock equivalents account in the deferral plan, and appreciation or depreciation in the price of common stock equivalent units, plus dividend equivalents for amounts deferred into the common stock equivalents account in the deferral plan.

Executive officers in the United States are eligible for a deferral program. The deferral plan provides the opportunity to defer base salary and cash incentives for payment at a future date. The executive may defer between 10% and 50% of his or her base salary and up to 100% of his or her cash bonus. The interest earned for deferred compensation is determined each year by the Compensation Committee. The current interest rate formula is the average of the 90-day Treasury bill rate over the prior year, plus 3%.

Under the deferral plan, executive officers can choose to defer all or a portion of any cash incentives into a deferral account denominated in Weyerhaeuser common stock equivalent units with a 15% premium applied if payment is delayed for at least five years. The amount designated to be deferred in the form of common stock equivalent units and any premium is divided by the median price per share of Company stock for the last 11 trading days of January to determine the number of deferred stock equivalent units credited to executive’s account. Deferred stock units earn the equivalent of dividends, which are credited as additional deferred stock units. The value of the deferred account grows or declines based on the performance of Weyerhaeuser stock (plus dividends). The purpose of the program is to further align executive interests with those of shareholders by providing an incentive linked to the performance of Weyerhaeuser stock.

For deferrals in years prior to 2005, deferred amounts are paid in the year specified or upon the event specified by the executive. Beginning in 2005, amounts deferred may be paid to the executive beginning the year after the executive’s separation from service, up to five years following his or her separation from service. Payments may be made in a lump sum or up to 20 equal annual payments or for a maximum of five annual payments if the executive left the Company for reasons other than death, disability or retirement. Payments from the stock equivalents accounts are in cash, and are determined by multiplying the number of common stock equivalent units in the executive’s account by the median price per share of Company stock for the last 11 trading days of January of the payment year. No withdrawals or other distributions are permitted under the terms of the deferral plan before the executive’s specified payment date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

CHANGE IN CONTROL

The Company has agreements with each of its executive officers providing for specified payments and other benefits if, within the period from the effective date of a change in control and 24 calendar months following the effective date of a change in control of the Company, the officer’s employment is terminated by the Company or its successor for reasons other than cause, mandatory retirement, early retirement, disability or death. Cause is defined as a participant’s:

•

willful and continued failure to perform substantially the officer’s duties after the Company delivers to the participant written demand for substantial performance specifically identifying the manner in which the officer has not substantially performed his or her duties;

•	conviction of a felony; or
•	willfully engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

Mandatory retirement is defined as age 65. Disability is defined by the Weyerhaeuser Pension Plan, or in any successor to such plan.

These payments and benefits also would be paid if the officer terminates his or her employment for “Good Reason.” The officer would be considered to have left for Good Reason if there has been:

•	a material reduction in the officer’s position, title or reporting responsibilities existing prior to the change in control;
•

a requirement that the officer be based in a location that is at least 50 miles farther from the Company’s headquarters than the officer’s primary residence was located immediately prior to the change in control;

•	a reduction by the Company in the officer’s base salary as of the effective date;
•	a material reduction in the officer’s benefits unless the overall benefits provided are substantially consistent with the average level of benefits of the other officers holding similar positions; or
•	a material reduction in the officer’s level of participation in any of the Company’s short- or long-term incentive compensation plans.

If an officer is terminated without cause or leaves for Good Reason during the period described above following a change in control, the officer will receive:

•	an amount equal to three times the highest rate of the officer’s annualized base salary rate in effect prior to the change in control;
•	three times the officer’s target annual bonus established for the bonus plan year in which the officer’s date of termination occurs;
•	an amount equal to the officer’s unpaid base salary and accrued vacation pay through the effective date of termination;
•	the officer’s earned annual bonus prorated for the number of days in the fiscal year through the date of the officer’s termination;
•

continuation of health care benefits and group term life insurance for the officer for 36 months or, if substantially similar coverage is impractical, payment of $25,000 each year for three years (net of required payroll and income tax withholding);

•

full vesting of the officer’s benefits under any and all supplemental retirement plans in which the officer participates, calculated under the assumption that the officer’s employment continues following the officer’s termination date for three full years; and

•	an amount equal to the value of any premiums on share equivalents forfeited in connection with the officer’s termination.

In addition, in accordance with the terms of the Company’s long-term incentive plans, following a change in control, outstanding stock options and restricted stock held by executive officers would vest and become exercisable unearned performance shares would be deemed to have been earned at target, and earned performance shares would vest and be released only if the officer were terminated within the period beginning as of the change in control and ending 24 months after the change in control.

SEVERANCE

Agreements with each of the Company’s executive officers provide for severance benefits if the executive’s employment is terminated when there is no change in control unless the termination is for cause, or is the result of the Company’s mandatory retirement policy, death, disability or voluntary termination of employment by the executive. The severance benefit payable is an amount equal to:

•	one and one-half times the highest base salary rate paid to the executive prior to termination;
•	one and one-half times the target annual bonus established for the bonus plan year in which the termination occurs;
•	the amount of the executive’s unpaid base salary and accrued vacation pay through the date of the termination;
•	the officer’s earned annual bonus prorated for the number of days in the fiscal year through the date of the officer’s termination; and
•	a payment of $10,000 for health care insurance, net of required payroll and income tax withholding.

The severance benefit payable to Mr. Fulton is the same as described above except that the amount paid for base salary is two times his highest base salary rate and the amount for target bonus is two times his target annual bonus.

POTENTIAL PAYMENT AMOUNTS

The following tables describe potential payments to the named executive officers that could be made upon termination or a change in control. All amounts assume the named executive officer terminated employment as of December 31, 2011.

Executive Benefits and Payments Upon Termination of D. S. Fulton	Early Retirement	Disability	Severance (1)	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Salary (including payout of vacation)	$207,692	$207,692	$2,007,692	$207,692	$2,907,692	$207,692
Annual Incentive Plan (AIP)	$425,000(a)	$425,000(a)	$2,675,000(b)	$0	$3,800,000(d)	$425,000(a)
Stock Options (2)	$2,671,104(e)	$5,704,008(g)	$4,843,993(i)	$0	$5,704,008(l)	$5,704,008(s)
Restricted Stock (3)	$308,055(m)	$1,585,083(o)	$509,691(p)	$0	$1,935,146(l)	$1,585,083(t)
Performance Share Units (4)	$448,080(q)	$1,792,320(r)	$448,080(q)	$0	$1,792,320(l)	$1,792,320(r)
Nonqualified Deferred Compensation (5)	$0	$0	$0	$0	$0	$0
Gross Up Payment (6)	$0	$0	$0	$0	$0	$0

Benefits and Perquisites:
Increase to Pension (7)	$0	$0	$0	$0	$503,740	$0
Life and Health Care Insurance (8)	$0	$0	$15,736	$0	118,017	$0
Life Insurance Proceeds (9)	$0	$0	$0	$0	$0	$500,000
Outplacement Services (10)	$0	$0	$20,000	$0	$20,000	$0

*	Mr. Fulton is eligible for early retirement, but is not eligible for normal retirement based on his age

Executive Benefits and Payments Upon Termination of P. M. Bedient	Early Retirement	Disability	Severance (1)	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Salary (including payout of vacation)	N/A	$0	$900,000	$0	$1,800,000	$0
Annual Incentive Plan (AIP)	N/A	$400,000(a)	$1,165,000(c)	$0	$1,930,000(d)	$400,000(a)
Stock Options (2)	N/A	$1,952,050(h)	$1,285,629(k)	$0	$1,952,050(l)	$1,952,050(s)
Restricted Stock (3)	N/A	$422,241(o)	$94,627(p)	$0	$488,893(l)	$422,241(t)
Performance Share Units (4)	N/A	$448,080(r)	$112,020(q)	$0	$448,080(l)	$448,080(r)
Nonqualified Deferred Compensation (5)	N/A	$0	$0	$0	$75,206	$0
Gross Up Payment (6)	N/A	$0	$0	$0	$0	$0

Benefits and Perquisites:
Increase to Pension (7)	N/A	$0	$0	$0	$203,052	$0
Life and Health Care Insurance (8)	N/A	$0	$13,596	$0	$101,971	$0
Life Insurance Proceeds (9)	N/A	$0	$0	$0	$0	$500,000
Outplacement Services (10)	N/A	$0	$20,000	$0	$20,000	$0

*	Ms. Bedient is not eligible for early retirement based on service criteria, or for normal retirement based on her age.

Executive Benefits and Payments Upon Termination of L.B. Burrows	Early Retirement	Disability	Severance (1)	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Salary (including payout of vacation)	$10,096	$10,096	$797,596	$10,096	$1,585,096	$10,096
Annual Incentive Plan	$0(a)	$0(a)	$669,375(c)	$0	$1,338,750(d)	$0(a)
Stock Options (2)	$436,741(f)	$747,777(g)	$517,327(j)	$0	$747,777(l)	$747,777(s)
Restricted Stock (3)	$0(n)	$275,793(o)	$53,683(p)	$0	$275,793(l)	$275,793(t)
Performance Share Units (4)	$0	$420,075(r)	$105,019(q)	$0	$420,075(l)	$420,075(r)
Nonqualified Deferred Compensation (5)	$0	$0	$0	$0	$0	$0
Gross Up Payment (6)	$0	$0	$0	$0	$0	$0

Benefits and Perquisites:
Increase to Pension (7)	$0	$0	$0	$0	$553,480	$0
Life and Health Care Insurance (8)	$0	$0	$15,736	$0	$118,017	$0
Life Insurance Proceeds (9)	$0	$0	$0	$0	$0	$500,000
Outplacement Services (10)	$0	$0	$20,000	$0	$20,000	$0

*	Mr. Burrows is eligible for early retirement, but is not eligible for normal retirement based on his age.

Executive Benefits and Payments Upon Termination of S. Chandrasekaran	Early Retirement	Disability	Severance (1)	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Salary (including payout of vacation)	$38,462	$38,462	$788,462	$38,462	$1,538,462	$38,462
Annual Incentive Plan (AIP)	$750,000(a)	$750,000(a)	$1,312,500(c)	$0	$1,875,000(d)	$750,000(a)
Stock Options (2)	$457,915(e)	$1,088,759(g)	$909,876(i)	$0	$1,088,759(l)	$1,088,759(s)
Restricted Stock (3)	$62,320(m)	$265,637(o)	$95,086(p)	$0	$302,043(I)	$265,637(t)
Performance Share Units (4)	$70,013(q)	$280,050(r)	$70,013(q)	$0	$280,050(l)	$280,050(r)
Nonqualified Deferred Compensation (5)	$0	$0	$0	$0	$0	$0
Gross Up Payment (6)	$0	$0	$0	$0	$0	$0

Benefits and Perquisites:
Increase to Pension (7)	$0	$0	$0	$0	$264,844	$0
Life and Health Care Insurance (8)	$0	$0	$13,596	$0	$101,971	$0
Life Insurance Proceeds (9)	$0	$0	N/A	$0	$0	$500,000
Outplacement Services (10)	$0	$0	$20,000	$0	$20,000	$0

Mr. Chandrasekaran is eligible for early retirement, but is not eligible for normal retirement based on his age.

Executive Benefits and Payments Upon Termination of T. F. Gideon	Early Retirement	Disability	Severance (1)	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Salary (including payout of vacation)	$80,769	$80,769	$980,769	$80,769	$1,880,769	$80,769
Annual Incentive Plan (AIP)	$400,000(a)	$400,000(a)	$1,165,000(c)	$0	$1,930,000(d)	$400,000(a)
Stock Options (2)	$400,346(f)	$2,697,735(g)	$1,779,635(j)	$0	$2,697,735(l)	$2,697,735(s)
Restricted Stock (3)	$26,045(n)	$451,571(o)	$147,445(p)	$0	$543,988(I)	$451,571(t)
Performance Share Units (4)	$0	$490,592(r)	$122,648(q)	$0	$490,592(l)	$490,592(r)
Nonqualified Deferred Compensation (5)	$0	$0	$0	$0	$0	$0
Gross Up Payment (6)	$0	$0	$0	$0	$0	$0

Benefits and Perquisites:
Increase to Pension (7)	$0	$0	$0	$0	$670,264	$0
Life and Health Care Insurance (8)	$0	$0	$15,736	$0	$118,017	$0
Life Insurance Proceeds (9)	$0	$0	N/A	$0	$0	$500,000
Outplacement Services (10)	$0	$0	$20,000	$0	$20,000	$0

*	Mr. Gideon is eligible for early retirement, but is not eligible for normal retirement based on his age.

(1)	Severance benefits payable when there is no change in control, unless the termination is for cause, meets the requirements of the Company’s mandatory retirement policy, death, disability or voluntary termination of employment by the executive.

(2)	Stock option values reflect the intrinsic value of unvested options that would accelerate or continue to vest upon termination, as of December 31, 2011.

(3)	Restricted stock values reflect the intrinsic value of unvested RSUs that would accelerate or continue to vest upon termination, as of December 31, 2011.

(4)	Performance share unit values reflect the intrinsic value of unvested PSUs that would accelerate or continue to vest upon termination as of December 31, 2011. The value reflects performance as of December 31, 2011; actual value earned would depend on performance for the full performance period ending December 31, 2012.

(5)	The amount equal to the value of any premiums on share equivalents under the Deferred Compensation Plan that would be forfeited in connection with the officer’s termination.

(6)	The Company does not provide tax gross up payments for change in control or severance benefits.

(7)	This is an estimated present value of annual increase in pension payments required pursuant to the executive officer’s Change in Control Agreement with the Company. The annual incremental increase assumes credit for three additional years of service applied to benefits earned under Formula B and three additional years of age applied to benefits earned under Formula A and Formula B following termination of employment.

(8)	The amount assumes continuation of health care benefits and group term life insurance for the officer following termination due to job elimination or change in control, net of required payroll and income tax withholding

(9)	Amounts for group supplemental executive term life insurance are two and one half times base salary, with a maximum coverage of $700,000 when combined with Company base life amount; base life for all salaried employees is two times base salary.

(10)	Outplacement services with a value of up to $20,000 are available following termination. If the services are used by the executive officer, the fees are paid directly to the outplacement service provider.

(a)	Payment of annual incentive for terminations due to early retirement, disability or death is based on performance and prorated for days of employment during the performance period.

(b)	Payment of the annual incentive is calculated as two times the target annual bonus established for the bonus plan year in which the termination occurs, plus the earned annual bonus prorated for the number of days in the fiscal year through the date of termination.

(c)	Payment of the annual incentive amount is calculated as one and one half times the target annual bonus established for the bonus plan year in which the termination occurs, plus the earned annual bonus prorated for the number of days in the fiscal year through the date of termination.

(d)	Payment of the annual incentive is calculated as three times the target annual bonus established for the bonus plan year in which the termination occurs, plus the earned annual bonus prorated for the number of days in the fiscal year through the date of termination.

(e)	Upon early retirement at or after age 62, but before age 65, with at least 10 years of service: for special options granted in 2009, unvested options are forfeited; for annual options granted in 2008, 2009, and 2010, vesting accelerates; and for annual options granted in 2011, vesting continues. Vested options remain exercisable through original term.

(f)	Upon early retirement at or after age 55, but before age 62 with at least 10 years of service: for special options granted in 2009 and for annual options granted in 2010, unvested options are forfeited and vested options remain exercisable for lesser of five years or original term; for annual options granted in 2011, unvested options are forfeited and vested options remain exercisable for lesser of three years or original term; for annual options granted in 2008 and 2009, vesting continues, and vested options remain exercisable for lesser of five years or original term.

(g)	Upon termination due to disability when executive has at least 10 years of service: vesting accelerates for annual options granted in 2011 and 2010 and special options granted in 2009, and vesting continues for annual options granted in 2008 and 2009; vested options granted in 2011 remain exercisable for the lesser of three years or the original term; vested options granted in 2010 remain exercisable for lesser of 12 months or original term; and other vested options remain exercisable for lesser of five years or original term.

(h)	Upon termination due to disability when executive has at least 10 years of service: vesting accelerates for annual options granted in 2011 and 2010 and special options granted in 2009, and vesting continues for annual options granted in 2008 and 2009; vested options granted in 2011 remain exercisable for the lesser of three years or the original term; vested options granted in 2010 remain exercisable for the lesser of 12 months or the original term; and other vested options remain exercisable for the lesser of three years or the original term

(i)	Upon termination without cause on or after age 62, but before age 65, with at least 10 years of service: for special options granted in 2009, a prorated number of options vest and are exercisable for the lesser of three years or the original term; for annual options granted in 2011, vesting continues and vested options remain exercisable for the original term; for annual options granted in 2008, 2009, and 2010, vesting accelerates and vested options remain exercisable for the original term.

(j)	Upon termination without cause at or after age 55, but before age 62 with at least 10 years of service: for annual options granted in 2011, vesting continues for one year and vested options remain exercisable for the lesser of three years or the original term; for annual options granted in 2010, vesting continues for one year and vested options remain exercisable for the lesser of five years or the original term; for special options granted in 2009, a prorated number of options vest, and vested options remain exercisable for the lesser of three years or the original term; for annual options granted in 2008 and 2009, vesting continues, and vested options remain exercisable for the lesser of five years or the original term.

(k)	Upon termination without cause before 10 years of service: for annual options granted in 2010 and 2011, vesting continues for one year and vested options remain exercisable for the lesser of three years or the original term; for special options granted in 2009, a prorated number of options vest, and vested options remain exercisable for the lesser of three years or the original term; for annual options granted in 2008 and 2009, vesting continues, and vested options remain exercisable for the lesser of three years or the original term.

(l)	In the event of a change in control of the Company, all outstanding stock options held by the officer become vested and may be exercised for the remaining term of the grant, vesting of all unvested RSUs accelerates; and vesting of PSUs accelerates assuming target performance.

(m)	Upon early retirement on or after age 62, but before age 65, with at least 10 years of service: For RSUs granted in 2011, if termination occurs less than six months from grant, the award is canceled; if termination occurs more than six months from grant, vesting continues for one year. For RSUs granted in 2008, 2009, and 2010, unvested shares are forfeited.

(n)	Upon early retirement on or after age 55, but before age 62, with at least 10 years of service: for RSUs granted in 2008, vesting continues; and all other unvested RSUs are forfeited.

(o)	Upon termination due to disability, vesting of RSUs granted in 2010 and 2011 accelerates, and vesting of RSUs granted in 2008 continues. For RSUs granted in 2009, unvested RSUs are forfeited.

(p)	Upon termination without cause: For RSUs granted in 2011, if termination occurs less than six months from grant, the award is canceled; if termination occurs more than six months from grant, vesting continues for one year. For RSUs granted in 2010, the next tranche vests. For RSUs granted in 2009, unvested shares are forfeited. For RSUs granted in 2008, vesting continues.

(q)	For PSUs, if termination occurs less than six months from grant, the award is canceled; if termination occurs more than six months but less than one year from grant, 25% of earned shares (based on actual performance) will be released on the second anniversary of grant; if termination occurs more than one year, but less than two years, from grant, vesting continues on earned shares for one additional year; if termination occurs more than two years from grant, vesting continues on all earned shares.

(r)	Upon termination due to death or disability, the actual number of shares earned based on achievement of performance goals would be released on the later of the end of the performance period or the date of termination. Values shown in the table represent performance to date; actual shares earned will depend on actual performance at end of the two-year performance period.

(s)	Upon termination due to death, unvested stock options are vested. For options granted in 2011, vested options remain exercisable for lesser of three years or the original term. For options granted in 2010, vested options remain exercisable for the lesser of 12 months or the original term. For all other options, vested options remain exercisable for the lesser of two years or the original term.

(t)	Upon termination due to death, vesting of unvested RSUs accelerates for grants made in 2011 and 2010; vesting of unvested RSUs continues for grants made in 2008; and unvested RSUs from 2009 grants are forfeited.

ITEM 2—MANAGEMENT PROPOSAL TO APPROVE ON AN ADVISORY BASIS THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory or nonbinding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. The Compensation Committee continues to refine the Company’s executive compensation structure and processes, consistent with evolving governance practices and shareholder views. Compensation and governance practices implemented in recent years include the following:

Business Highlights

•

Weyerhaeuser has significantly changed its asset portfolio in recent years, decreasing its emphasis on being an integrated forest products company and focusing more on its core timberlands assets. As a result, the Company’s businesses became increasingly dependent on the housing industry, which has faced unprecedented challenges for several years. Consequently, the Company incurred significant losses in 2008 and 2009 and its businesses continue to operate in extremely depressed markets.

•

To address the Company’s poor financial performance, management closed or indefinitely curtailed a number of facilities, restructured businesses, sold non-strategic facilities and businesses, reorganized the Company’s support functions, reduced the number of employees and decreased the Company’s SG&A.

•

The board of directors determined that electing to be taxed as a real estate investment trust (“REIT”) would be in the best interest of shareholders. Management led a two-year effort to convert the Company to a REIT, the last major step being the distribution to shareholders of $5.6 billion dividend in 2010. The Company began operating as a REIT in 2010 and elected to be taxed as a REIT in 2011 when it filed its federal tax returns for fiscal 2010.

•

Under management’s leadership, the Company returned to profitability in 2010 and generated strong cash flow, finishing 2010 with $1.5 billion of cash and cash equivalents. This enabled the Company to invest in its businesses, distribute dividends to shareholders and decrease its debt level. Under management’s leadership, total shareholder return also increased 43% in 2009 and almost 19% in 2010.

Compensation Highlights

•	The Board of Directors considered the CEO’s performance in 2009 through 2011 to be very strong, but because of the Company’s continued

challenges, the CEO asked the Compensation Committee to not recommend an increase in his base salary in either 2009 or 2010. His salary was increased by approximately 12% in 2011 in recognition of his leadership and to bring his salary closer to the median.

•

Based on the Company’s commitment to deliver pay for performance and in light of the Company’s financial performance, from 2007 through 2009, no bonuses were paid to executives under the Company’s short-term incentive plan; long-term incentive grants in the form of performance shares did not pay out; salaries for executive officers were frozen in 2009; and the Company’s matching contributions to the 401(k) plan were suspended until mid-2010.

•

The Company returned to profitability in 2010. Because of the improved performance, the executive officers named in the compensation tables received incentive grants at or slightly above target levels in 2011.

•

In light of the changes in the Company’s portfolio and the very challenging economic environment faced by the Company’s businesses in the last few years, the Compensation Committee redesigned the Company’s annual and long-term incentive programs for its homebuilding subsidiaries effective for 2009, the annual incentive program for its forest products businesses effective for 2010, and the long-term incentive program effective for 2011. These compensation programs were redesigned to be easier for employees to understand, give employees a clearer view of the effect of their business improvement efforts on their compensation, and tie incentive compensation more clearly to the achievement of strategic goals.

•

Long-term incentive grants for executive officers in 2011 included a mix of forms of equity, with 50% of the value of the award granted as performance share units, 25% of the value granted as stock options and 25% of the value granted as restricted stock units.

•

Performance share units granted in 2011 are earned based on the Company’s performance against cash flow targets and relative total shareholder return over a two-year period, with 50% of the shares earned vesting over an additional two-year period.

•	Short-term incentive programs are funded based primarily on the absolute financial performance of each individual business and partly based on the performance of the business against certain pre-approved metrics, such as competitive performance, financial measures and performance against strategic goals. Based on their absolute financial performance and performance against their business metrics, the Timberlands plan funded at 0.74 times target, the Cellulose Fibers’ plan funded at two times target, the Wood Products and WRECO plans did not fund, and the pool for non-embedded staff funded at 0.68 times target.

Governance Highlights

•	The CEO has no employment contract.
•	The Company has eliminated all tax gross-ups.
•	The Company has eliminated single triggers in its change-in-control plans.
•	Change-in-control benefits for a termination occurring within the period six months prior to a change-in-control were eliminated.
•	Severance benefits of a prorated annual bonus calculated based on the executive’s target annual bonus were changed to be calculated based on the actual bonus paid.
•	The Compensation Committee engaged F.W. Cook, an independent consultant who does no other work for the Company.
•	The Company has minimal executive perquisites.
•

The Company has increased officer stock ownership guidelines to five times salary for the CEO and three times salary for executive vice presidents and requires senior officers who are not in compliance with the guidelines to hold 75% of their net shares remaining after vesting of restricted stock and earn-out of performance shares.

•	The Board approved stock ownership guidelines for Directors of five times their cash annual fees.
•

The Compensation Committee completed a formal risk assessment of the Company’s compensation programs and, as a result, revised stock ownership guidelines for Directors and officers and adopted a policy prohibiting hedging.

•	Majority election of directors was implemented.
•	Annual election of directors was implemented.
•	Supermajority voting provisions were eliminated.
•	Shareholders owning at least 25% of the outstanding common shares have the right to call special shareholder meetings.
•	The board elected an independent director as chairman.

Compensation Philosophy and Approach

Weyerhaeuser uses a compensation approach for its named executive officers that is designed to achieve several key objectives, including:

•	focusing decision-making and behavior on goals that are consistent with the overall business strategy,
•	reinforcing a pay-for-performance culture, and
•	allowing the Company to attract and retain employees with the skills critical to the Company’s long-term success.

To achieve these objectives, Weyerhaeuser uses a mix of base pay, incentive opportunities (short and long-term), and other benefits and rewards intended to be competitive in the market, while concentrating a majority of the executives’ reward opportunities in at-risk incentive pay. The design of the compensation program is intended to support the Company’s overall business objectives and to increase long-term shareholder value. In 2011, 65% of target total compensation and 82% of target incentive compensation was at-risk based on performance of the business or the Company and the named executive officer.

The Company considered the most recent shareholder advisory vote on executive compensation required by the proxy rules in reassessing these compensation policies and its compensation decisions and believes shareholders support the Company’s approach and actions. The Company intends to continue to seek shareholder guidance on executive compensation through an annual say-on-pay vote.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers,

as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board of directors. Our board of directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL

ITEM 3—PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE APPOINTMENT OF AUDITORS

KPMG LLP currently serves as the Company’s independent registered public accounting firm, and that firm conducted the audit of the Company’s consolidated financial statements for fiscal year 2011. The Audit Committee has appointed KPMG LLP to serve as its independent registered public accounting firm to conduct an audit of the Company’s consolidated financial statements for fiscal year 2012 and the Company’s system of internal controls over financial reporting.

Selection of the Company’s independent registered public accounting firm is not required to be submitted to a vote of the shareholders of the Company for ratification. In addition, the Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. However, the board of directors is submitting this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain KPMG

LLP, and may retain that firm or another without re-submitting the matter to the Company’s shareholders. Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the shareholders.

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL

SHAREHOLDER RIGHTS PLAN POLICY

In 2004, the board of directors adopted a shareholder rights plan policy. The policy provides that the board must obtain shareholder approval prior to adopting any shareholder rights plan. However, the board may act on its own to adopt a shareholder rights plan if a majority of the independent directors, exercising their fiduciary duties under Washington law, determine that such submission to shareholders would not be in the best interests of shareholders under the circumstances.

CONFIDENTIAL VOTING POLICY

In 1991, the board of directors adopted a confidential voting policy to protect our shareholders’ voting privacy. The policy provides that ballots, proxy forms and voting instructions returned to banks, brokerage firms and other holders of record must be kept confidential. Only the proxy solicitor, the proxy tabulator and the inspector of election have access to the ballots, proxy forms and voting instructions. The proxy solicitor and the proxy tabulator will disclose information taken from the ballots, proxy forms, and voting instructions only if:

•	disclosure is required by applicable law,
•	a shareholder authorizes disclosure or
•	to resolve legal claims or disputes regarding ballots, proxy forms or votes, or the accuracy of any vote tabulation.

In the event the Company receives notice of a proxy contest, the Company will request that the proponent and all agents and other persons engaged by the proponent agree to this voting policy. The Company will not be bound to comply with this policy during a proxy contest if the proponent is not willing to be bound by the policy as well.

RELATIONSHIPS WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of KPMG LLP, independent registered public accounting firm, audited the financial statements and internal control over financial reporting of the Company and subsidiaries for 2011 and has been selected to do so for 2012. Representatives of KPMG LLP are expected to be present at the annual meeting and will able to speak if they wish to do so and will be available to answer appropriate questions.

The Company was billed for professional services provided during fiscal years 2011 and 2010 by KPMG LLP in the amounts set out in the following table. The Audit Committee of the board of directors has considered the services rendered by KPMG LLP for services other than the audit of the Company’s financial statements and has determined that the provision of these services is compatible with maintaining the firm’s independence.

Services Provided	Fee Amount 2011	Fee Amount 2010
Audit Fees (1) (2)	$4,674,450	$5,360,000
Audit Related Fees (2)	$469,000	$441,000
Tax Fees (3)	$9,200	$7,000
All Other Fees	$0	$0
Total	$5,152,650	$5,808,000

(1)	Audit Fees, including those for statutory audits and audits of the Company’s joint ventures, include the aggregate fees for the fiscal years ended December 31, 2011 and December 31, 2010, for professional services rendered by KPMG for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Form 10-K and Forms 10-Q. Audit Fees include fees for the audit of the Company’s internal control over financial reporting.

(2)	Fees for services rendered in support of employee benefit plan audits.

(3)	Fees for services rendered related principally to international tax services.

The Audit Committee has adopted a policy that it is required to approve the audit and non-audit services to be performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. All services, engagement terms, conditions and fees, as well as changes in such terms, conditions and fees must be approved by the committee in advance. The Audit Committee will annually review and approve services that may be provided by the independent auditor during the next year and will revise the list of approved services from time to time based on subsequent determinations. The committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, but the committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the auditor. The authority to approve services may be delegated by the committee to one or more of its members and the committee may delegate to management the authority to approve certain specified audit related services up to a limited amount of fees. If authority to approve services has been delegated, any such approval of services must be reported to the committee at its next scheduled meeting. During fiscal 2011 and 2010, 0.18% and 0.12%, respectively, of total fees paid to KPMG LLP related to non-audit services (tax and all other fees).

PROXY SOLICITATION EXPENSES

All expenses of soliciting proxies, including clerical work, printing and postage, will be paid by the Company. Proxies may be solicited personally, or by telephone, by employees of the Company, but the Company will not pay any compensation for such solicitations. The Company expects to pay fees of approximately $15,000 for assistance by Innisfree M&A Incorporated in the solicitation of proxies. In addition, the Company will reimburse brokers, banks and other persons holding shares in their names or in the names of nominees for their expenses for sending material to principals and obtaining their proxies.

OTHER BUSINESS

The board of directors knows of no other matters to be presented at the meeting. If any other matters come before the meeting, the proxy holders intend to vote on such matters in accordance with their best judgment.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

Shareholders who wish to present proposals in accordance with the SEC Rule 14a-8 for inclusion in the Company’s proxy materials to be distributed in connection with next year’s annual meeting proxy statement must submit their proposals so they are received by the Corporate Secretary at the Company’s executive offices no later than the close of business on November 2, 2012. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

The Company’s Bylaws provide that a shareholder may bring business before our annual meeting if it is appropriate for consideration at an annual meeting and is presented properly for consideration. If a shareholder wishes to bring business to a meeting for consideration under the Bylaws rather than under the SEC rules, the shareholder must give the Corporate Secretary written notice of the shareholder’s intent to do so. The notice must be delivered to the Corporate Secretary no later than 90 days and no earlier than 120 days before the meeting. However, if the Company sends notice or discloses the date of the meeting fewer than 100 days before the date of the meeting, the shareholder must deliver the notice to the Corporate Secretary no later than the close of business on the tenth day following the day on which the notice of meeting date was mailed or publicly disclosed, whichever occurs first.

The Company’s Bylaws also establish procedures for shareholder nominations for elections of directors of the Company. Any shareholder entitled to vote in the election of directors may nominate one or more persons for election as directors. The nomination will be effective only if the shareholder delivers written notice of the shareholder’s intent to make a nomination to the Corporate Secretary no later than 90 days or earlier than 120 days prior to the meeting. However, if the Company sends notice or discloses the date of the meeting fewer than 100 days before the date of the meeting, the shareholder must deliver the notice to the Corporate Secretary no later than the close of business on the tenth day following the day on which the notice of meeting date was mailed or publicly disclosed, whichever occurs first.

To be in proper form, a shareholder’s notice must include specific information concerning the proposal or the nominee as described in our Bylaws and in SEC rules. In addition, to be eligible to be a nominee, the person must be able to make certain agreements with the Company as described in our Bylaws. A shareholder who wishes to submit a proposal or a nomination is encouraged to consult independent counsel about our Bylaw and SEC requirements. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with the Bylaw, SEC and other applicable requirements for submitting a proposal or nomination.

Notices of intention to present proposals at the 2013 annual meeting should be addressed to Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, WA 98063-9777.

Public disclosure of the date of the 2012 annual meeting was made in the Notice of 2011 Annual Meeting of Shareholders and Proxy Statement. The date of the next annual meeting of shareholders of Weyerhaeuser Company after the 2012 annual meeting is April 11, 2013.

For the Board of Directors

CLAIRE S. GRACE

Vice President and Corporate Secretary

Federal Way, Washington

March 9, 2012

TO REACH CORPORATE

HEADQUARTERS

From Seattle: Drive south on
Interstate 5, approximately 24 miles
from the city center, following the signs
for “Tacoma/Portland.” Go 1/10 mile
past Exit 142-B to Exit 142-A. Take
this exit and stay to your right, heading
east. Stay in the right-hand lane and
take the Weyerhaeuser Way South exit.
Turn left at the light, cross the
overpass, and go through the traffic
circle. Turn left again at the East
Entrance sign and follow the directions
for parking.

From Seattle: Drive approximately
24 miles south from city center on
Interstate 5, following the signs for
“Tacoma/Portland” and take Exit 143
(Federal Way/S. 320th St.). Turn left
onto S. 320th, cross over the freeway
and go through two lights to the light at
Weyerhaeuser Way South. Turn right
and proceed past the Technology
Center to the traffic circle. Take the
second exit out of the traffic circle.
Take the next right into the East
Entrance (approximately 1 block) and
follow the directions for parking.

From Tacoma: Drive north on Interstate
5, approximately 8 miles from city
center, and take Exit 142A (Auburn,
Highway 18, North Bend). Stay in
the far right lane. Take the exit to
Weyerhaeuser Way South. Turn left
at the light, cross the overpass, and go
through the traffic circle. Turn left again
at the East Entrance sign and follow the
directions for parking.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET

http://www.proxyvoting.com/wy

Use the Internet to vote your proxy.

Have your proxy card in hand when

you access the web site. OR

TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

16457

FOLD AND DETACH HERE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please mark your votes as indicated in this example

The Board of Directors recommends a vote “FOR” each of the following nominees.

The Board of Directors recommends a vote “FOR” items 2 and 3.

FOR

AGAINST

ABSTAIN

FOR AGAINST ABSTAIN

1. Election of directors.

1.1 Debra A. Cafaro

Item 2.

Approval on an advisory basis of executive

compensation

1.2 Mark A. Emmert

Item 3.

Approval, on an advisory basis, of the

appointment of auditors

1.3 Daniel S. Fulton

1.4 John I. Kieckhefer

1.5 Wayne W. Murdy

The proxies are authorized to vote in their discretion upon other matters that

1.6 Nicole W. Piasecki

may properly come before the meeting.

1.7 Charles R. Williamson

Mark Here for Address Change or Comments SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature

Signature

Date

PLEASE NOTE THAT YOU WILL NEED TO PRESENT THE ADMISSION TICKET PROVIDED BELOW TO OBTAIN ADMISSION TO THE ANNUAL MEETING. ACCORDINGLY, THE ADMISSION TICKET SHOULD NOT BE RETURNED WITH THIS PROXY CARD IF YOU VOTE BY MAIL.

ADMISSION TICKET

Annual Meeting of the Shareholders Date – April 12, 2012 Time – 9:00 a.m. Pacific Time Location – Weyerhaeuser Company Corporate Headquarters Building 33663 Weyerhaeuser Way South Federal Way, Washington 98003

ADMITTANCE MAY BE DENIED WITHOUT A TICKET

Please present this admission ticket for admittance to the Annual Meeting.

If you plan to attend the Annual Meeting in person, do not return this admission ticket with the proxy card if you vote your shares by mail.

For security purposes, no banners, placards, signs, literature for distribution or cameras may be taken into the meeting.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2011 Annual Report to Shareholders are available at: http://bnymellon.mobular.net/bnymellon/wy

FOLD AND DETACH HERE

ANNUAL MEETING OF SHAREHOLDERS APRIL 12, 2012

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Charles R. Williamson, Daniel S. Fulton and Claire S. Grace, and each of them, with full power to act without the other and with full power of substitution, as proxies to represent and to vote, as directed herein, all shares not held in Benefit Plan accounts the undersigned is entitled to vote at the annual meeting of the shareholders of Weyerhaeuser Company to be held at the Corporate Headquarters Building, Federal Way, Washington, on Thursday, April 12, 2012, at 9 am, and all adjournments thereof. Shares will be voted as directed on the reverse side of this Proxy card. If the card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors.

If there are shares allocated to the undersigned in the Weyerhaeuser Company 401(k), or Weyerhaeuser Company Ltd. Investment Growth Plans, the undersigned hereby directs the Trustee to vote all full and fractional shares as indicated on the reverse side of this card. If the card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors. Shares for which no voting instructions are received will be voted as provided by the Plans.

Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side) 16457